Exhibit 10.4

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
dated as of August 5, 2009
among
THE E.W. SCRIPPS COMPANY
and
ITS SUBSIDIARIES LISTED ON THE
SIGNATURE PAGES HEREOF,
as Borrowers,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
SUNTRUST BANK,
as Administrative Agent
and
U.S. BANK NATIONAL ASSOCIATION,
as Documentation Agent
and
FIFTH THIRD BANK,
as Syndication Agent
SUNTRUST ROBINSON HUMPHREY, INC.,
as Sole Lead Arranger and Sole Book Manager

Schedules

Schedule I	—	Applicable Margin
Schedule II	—	Revolving Commitment Amounts
Schedule 1.1(a)	—	Certain Restructuring Charges
Schedule 1.1(b)	—	Denver Charges
Schedule 3.1		Real Estate Locations for Mortgage Filings
Schedule 4.3	—	Equity Interests
Schedule 4.6(a)	—	Litigation and Liabilities
Schedule 4.6(b)	—	Environmental Matters
Schedule 4.8	—	Material Contracts
Schedule 4.10	—	Taxes
Schedule 4.12	—	ERISA Matters
Schedule 4.13(b)	—	Intellectual Property
Schedule 4.13(c)	—	Insurance
Schedule 4.16	—	Subsidiaries
Schedule 4.20	—	Real Property
Schedule 4.22	—	Prior Names
Schedule 5.12	—	Locations of Collateral
Schedule 5.16	—	Deposit Accounts and Securities Accounts
Schedule 7.1	—	Outstanding Indebtedness
Schedule 7.2	—	Existing Liens
Schedule 7.7	—	Affiliate Transactions
Schedule 7.11	—	Existing Guarantees
Exhibits

Exhibit A	—	Form of Amended and Restated Revolving Credit Note
Exhibit B	—	Form of Swingline Note
Exhibit C	—	Form of Assignment and Acceptance
Exhibit D	—	Form of Borrowing Base Certificate
Exhibit E	—	Form of Joinder to Credit Agreement
Exhibit F	—	Form of Perfection Certificate
Exhibit 2.3	—	Form of Notice of Revolving Borrowing
Exhibit 2.4	—	Form of Notice of Swingline Borrowing
Exhibit 2.6	—	Form of Notice of Continuation/Conversion
Exhibit 3.1(b)(vii)	—	Form of Secretary’s Certificate
Exhibit 3.1(b)(x)	—	Form of Officer’s Certificate
Exhibit 5.1(c)	—	Form of Compliance Certificate

v

AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
THIS AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2009, by and among THE E.W. SCRIPPS COMPANY, an Ohio corporation (the “Company”), those Subsidiaries of the Company identified as “Borrowers” on the signature pages hereto (together with the Company, each a “Borrower” and collectively, the “Borrowers”), the several banks and other financial institutions and lenders from time to time party hereto (the “Lenders”), and SUNTRUST BANK, in its capacity as administrative agent for the Lenders (the “Administrative Agent”), as issuing bank (the “Issuing Bank”) and as swingline lender (the “Swingline Lender”).
W I T N E S S E T H:
WHEREAS, the Lenders have made available to the Company a revolving credit facility on the terms and conditions contained in that certain Revolving Credit Agreement dated as of June 30, 2008 (as amended and in effect immediately prior to the date hereof, the “Existing Credit Agreement”) by and among the Company, such Lenders and SunTrust Bank, as the Administrative Agent for the Lenders, Issuing Bank and Swingline Lender thereunder;
WHEREAS, subject to the terms and conditions of this Agreement, the Lenders are willing to amend and restate the Existing Credit Agreement on the terms and conditions hereof.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company, the Lenders, the Administrative Agent, the Issuing Bank and the Swingline Lender agree that the Existing Credit Agreement is amended and restated in its entirety as follows:
ARTICLE I
DEFINITIONS; CONSTRUCTION
Section 1.1. Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):
“20% Triggering Event” shall mean any time during which Excess Availability is equal to or less than the greater of: (i) twenty percent (20%) of the Aggregate Revolving Commitments and (ii) $30,000,000.
“Account Debtor” shall mean any Person who is obligated to make payments in respect of an Account.

“Accounts” shall mean all “accounts,” as such term is defined in the UCC, of each Borrower whether now existing or hereafter created or arising, including, without limitation, (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper (as defined in the UCC) or instruments (as defined in the UCC)) (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all of each Borrower’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Borrower’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to a Borrower for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Borrower or in connection with any other transaction (whether or not yet earned by performance on the part of such Borrower), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.
“ACH Transactions” shall mean any cash management or related services including the automated clearinghouse transfer of funds by the Administrative Agent or any Lender (or any Affiliate of the Administrative Agent or any Lender) for the account of the Borrowers pursuant to agreement or overdrafts.
“Additional Lender” shall have the meaning given to such term in Section 2.23(b).
“Adjusted LIBO Rate” shall mean, with respect to each Interest Period for a Eurodollar Borrowing, the rate per annum obtained by dividing (i) LIBOR for such Interest Period by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage.
“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph hereof.
“Administrative Borrower” shall have the meaning specified in Section 10.15.
“Administrative Questionnaire” shall mean, with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent duly completed by such Lender.
“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Agent Advance Exposure” shall mean, with respect to each Lender, the principal amount of the Agent Advances in which such Lender is legally obligated to either make a Revolving Loan or to purchase a participation interest in accordance with Section 2.2(c), which shall equal such Lender’s Pro Rata Share of all outstanding Agent Advances.
“Agent Advances” shall have the meaning specified in Section 2.2(c).

“Aggregate Revolving Commitment Amount” shall mean the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Restatement Date, the Aggregate Revolving Commitment Amount equals $150,000,000.
“Aggregate Revolving Commitments” shall mean, collectively, all Revolving Commitments of all Lenders at any time outstanding.
“Aggregate Revolving Credit Exposure” shall mean, collectively, the Revolving Credit Exposure of all Lenders at any time of determination.
“Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated for such Type of Loan in the Administrative Questionnaire submitted by such Lender or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, as of any date, with respect to interest on all Revolving Loans outstanding on any date or the letter of credit fee, as the case may be, a percentage per annum determined by reference to Average Excess Availability for the month most recently ended, from time to time in effect as set forth on Schedule I; provided, that a change in the Applicable Margin resulting from a change in Average Excess Availability shall be effective on the second Business Day after which the Administrative Agent receives the Borrowers’ applicable Borrowing Base Certificate as required by Section 5.18; provided, further, that if at any time the Borrowers shall have failed to deliver such Borrowing Base Certificate when so required, the Applicable Margin shall be at Level I as set forth on Schedule I until such time as such Borrowing Base Certificate is delivered, at which time the Applicable Margin shall be determined as provided above. Notwithstanding the foregoing, the Applicable Margin from the Restatement Date until the Borrowing Base Certificate for the month ending September 30, 2009 is required to be delivered shall be at Level II as set forth on Schedule I.
“Applicable Percentage” shall mean, as of any date of determination, with respect to the commitment fee: (a) if Average Utilization for any fiscal month is greater than 50% of the Aggregate Revolving Commitments, 0.50% or (b) if Average Utilization for any fiscal month is less than or equal to 50% of the Aggregate Revolving Commitments, 0.75%; provided, that a change in the Applicable Percentage resulting from a change in the Average Utilization shall be effective on the second Business Day after which the Administrative Agent receives the Borrowing Base Certificate required by Section 5.18. Notwithstanding the foregoing, the Applicable Percentage for the commitment fee from the Restatement Date until delivery of the Borrowing Base Certificate for the month ending September 30, 2009 shall be 0.75%.
“Appraisal” means, with respect to any Real Estate, an M.A.I. appraisal commissioned by and addressed to the Administrative Agent (acceptable to the Administrative Agent as to form, substance and appraisal date), prepared by a professional appraiser acceptable to the Administrative Agent, having at least the minimum qualifications required under applicable law governing the Administrative Agent and the Lenders, including without limitation, FIRREA, and determining the “as is” market value of such Real Estate as between a willing buyer and a willing seller.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) a Lender Affiliate of a Lender or (iii) an entity or a Lender Affiliate of an entity that administers or manages a Lender.
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.4(b)) and accepted by the Administrative Agent, in the form of Exhibit C attached hereto or any other form approved by the Administrative Agent.
“Availability Period” shall mean the period from the Restatement Date to but excluding the Revolving Commitment Termination Date.
“Average Excess Availability” shall mean, as of the end of each month, an amount equal to the sum of the actual amount of Excess Availability on each day during such period, as determined by the Administrative Agent, divided by the number of days in such period.
“Average Utilization” shall mean, for any fiscal month of the Borrowers, the sum of the Aggregate Revolving Credit Exposure (other than with respect to any Swingline Loans) for each day during such fiscal month, divided by the number of days in such month.
“Bank Product Documents” shall mean all agreements entered into from time to time by the Borrowers (or any of them) evidencing Bank Products.
“Bank Product Reserves” means all reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for the Bank Products then provided or outstanding; provided, that, if the Administrative Borrower and a Lender (or Affiliate of a Lender) mutually agree to establish a reserve with respect to a Bank Product, the Administrative Agent shall establish such reserve in an amount equal to the Bank Product Amount (as defined in the definition of “Bank Products”) or such other amount as may be agreed to by the Administrative Borrower and such Lender or Affiliate.
“Bank Products” shall mean each and any of the following types of services or facilities extended to the Borrowers by any Lender or any Affiliate of any Lender: (a) commercial credit cards; (b) cash management services (including controlled disbursement services, ACH Transactions, and interstate depository network services), (c) return items; (d) Hedging Transactions; (e) pension related products and (f) foreign exchange; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 2.26, the applicable Lender or Affiliate of any Lender providing such Bank Product must have previously provided written notice to the Administrative Agent (with a copy to the Administrative Borrower) of (i) the existence of such Bank Product, (ii) the maximum dollar amount of net obligations arising thereunder against which a reserve is required (“Bank Product Amount”), and (iii) the methodology to be used by such party in determining the Indebtedness owing from time to time in respect thereof, which written notice may be updated from time to time as determined by the applicable Lender or Affiliate of any Lender as to the then-current Bank Product Amount. No Bank Product Amount may be established or increased at any time that an Event of Default of which such Lender or Affiliate of any Lender has knowledge exists, or if a reserve in such amount would cause the Aggregate Revolving Credit Exposure to exceed the Borrowing Base.

“Base Rate” shall mean the highest of (i) the per annum rate which the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum and (iii) LIBOR determined on a daily basis for a period of one (1) month, plus one percent (1.00%) per annum. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below the Administrative Agent’s prime lending rate. Each change in any of the rates described above in this definition shall be effective from and including the date such change is announced as being effective.
“Blocked Account” shall have the meaning specified in Section 5.16.
“Blocked Account Agreement” shall mean any agreement executed by a depository bank and the Administrative Agent, for the benefit of the Lenders, and acknowledged and agreed to by the applicable Borrower, in form acceptable to the Administrative Agent in its sole discretion.
“Blocked Person” shall have the meaning specified in Section 4.19.
“Borrower” and “Borrowers” shall have the meanings specified in the introductory paragraph hereof.
“Borrowing Base” shall mean, at any particular time, the sum of:
(a)	the lesser of: (i) $20,000,000 and (ii) 100% of the amount of cash of the Borrowers, or any of them, held in a Blocked Account maintained with the Administrative Agent; plus
(b)	(i) from the Restatement Date to October 15, 2009, the lesser of: (x) $65,000,000 and (y) 60% of the net book value of all Accounts and (ii) after October 15, 2009, 85% of Eligible Accounts; plus
(c)	40% of the cost of Eligible Inventory; plus
(d)	(i) from the Restatement Date to October 15, 2009, $25,000,000 and (ii) after October 15, 2009, the lesser of: (x) $60,000,000 and (y) 50% of the Fair Market Value of Eligible Real Property; plus
(e)
the lesser of: (i) $30,000,000 and (ii) the Eligible Tax Refund; provided, that any amount under this clause (e) shall be reduced (x) to zero on October 20, 2009 (regardless of the amounts, if any, paid in respect of the Eligible Tax Refund) and (y) on a dollar-for-dollar basis in an amount equal to any and all amounts paid in respect of the Eligible Tax Refund (with each such reduction to occur on the date any such payment is received by the Company; minus

(f)	any Reserves.

“Borrowing Base Certificate” shall mean a certificate of a Responsible Officer of the Administrative Borrower substantially in the form of Exhibit D.
“Borrowing” shall mean a borrowing consisting of (i) Revolving Loans of the same Type, made, converted or continued on the same date and in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.
“Business Day” shall mean (i) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia and New York, New York are authorized or required by law to close and (ii) if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Loan or a notice with respect to any of the foregoing, any day on which banks are open for dealings in dollar deposits are carried on in the London interbank market.
“Capital Expenditures” shall mean, for any period, on a consolidated basis for the Borrowers, the aggregate of all expenditures made by the Borrowers during such period that, in conformity with GAAP, are required to be included in or reflected on the consolidated balance sheet as a capital asset of the Borrowers, including, without limitation, Capitalized Lease Obligations of the Borrowers.
“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Cash Collateralize” shall mean, in respect of any obligations, to provide and pledge (as a first priority perfected security interest) cash collateral for such obligations in Dollars, in an account maintained with the Administrative Agent, and pursuant to documentation in form and substance, reasonably satisfactory to the Administrative Agent (and “Cash Collateralization” has a corresponding meaning).
“Change in Control” shall be deemed to have occurred upon the occurrence of one or more of the following events: (a) the Trust or the beneficiaries thereof shall not be the direct or indirect owner, beneficially and of record, of at least 51% of the issued and outstanding Common Voting Shares, $.01 par value per share, of the Company and any other common stock at any time issued by the Company, other than the Company’s Class A Common Shares, $.01 par value per share, or (b) the Company ceases to directly or indirectly own and control one hundred percent (100%) of the outstanding Equity Interests of its wholly-owned Subsidiaries except as otherwise permitted pursuant to Section 7.3(a) and except for Non-Borrower Subsidiaries.

“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.17(b), by the parent corporation of such Lender or the Issuing Bank, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.
“Collateral” shall mean all Property pledged as collateral security for the Obligations pursuant to the Security Documents or otherwise, and all other Property of any Borrower that is now or hereafter in the possession or control of any Lender, or on which any Lender has been granted a Lien.
“Collateral Access Agreement” shall mean any agreement of any lessor, warehouseman, processor, consignee or other Person in possession of, having a Lien upon or having rights or interests in, any of the Collateral in favor of the Administrative Agent, for the benefit of the Lenders, in form and substance satisfactory to the Administrative Agent, waiving or subordinating Liens or certain other rights or interests such Person may hold in regard to the Property of any Borrower and providing the Administrative Agent access to its Collateral.
“Collateral Related Account” shall mean all deposit, investment, collection, clearing and concentration accounts (other than petty cash accounts, trust accounts, payroll accounts and employee benefit accounts which at no time shall contain or relate to Collateral) into which any proceeds of Collateral are deposited, collected or invested (including all cash and other funds on deposit therein).
“Compliance Certificate” shall mean a certificate from the chief executive officer or the chief financial officer or treasurer of the Administrative Borrower in the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated EBITDA” shall mean, for the Company and its Subsidiaries on a consolidated basis for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period and without duplication, (A) Consolidated Interest Expense, (B) income tax expense determined on a consolidated basis in accordance with GAAP, (C) depreciation and amortization determined on a consolidated basis in accordance with GAAP, (D) unusual and non-recurring non-cash charges recorded during such period, (E) restructuring charges and related expenses incurred during such period; provided, that the amount of such restructuring charges and related expenses permitted pursuant to this clause (E) shall not: (1) for the Fiscal Quarters ending on December 31, 2008, March 31, 2009 and June 30, 2009, exceed the amounts set forth on Schedule 1.1(a) for each such Fiscal Quarter as specified therein, (2) for the period beginning on the Restatement Date and ending on December 31, 2009, exceed $11,500,000 in the aggregate and (3) for the Fiscal Year ending on December 31, 2010, exceed $22,000,000 in the aggregate, (F) those certain cash charges for the Fiscal Quarters ended March 31, 2009 and June 30, 2009 as set forth on Schedule 1.1(b) for each such Fiscal Quarter as specified therein relating to the Company’s exit from the Denver, Colorado market and (G) non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights to the officers, directors and employees of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, in each case for such period; provided, further, in no event shall (x) the add-backs provided for in clause (E)(2) or (E)(3) exceed $10,000,000 during any Fiscal Quarter for the periods described therein or (y) the add-backs provided for in clause (E)(1), (E)(2) or (E)(3) exceed $30,000,000 during any period of twelve consecutive fiscal months for any of the periods described therein.
“Consolidated Interest Expense” shall mean, for the Company and its Subsidiaries for any period determined on a consolidated basis in accordance with GAAP, total interest expense, including without limitation the interest component of any payments in respect of Capital Lease Obligations capitalized or expensed during such period (whether or not actually paid during such period).
“Consolidated Net Income” shall mean, for the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses (other than losses arising out of discontinued operations), (ii) any gains attributable to write-ups of assets, (iii) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any Subsidiary of the Company on the date that such Person’s assets are acquired by the Company or any Subsidiary of the Company and (iv) any Equity Interest of the Company and its Subsidiaries in the unremitted earnings of any Person that is not a Subsidiary.
“Consolidated Total Debt” shall mean, as of any date, all Indebtedness of the Company and its Subsidiaries measured on a consolidated basis as of such date, but excluding Indebtedness of the type described in subsection (xi) of the definition thereto.
“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.
“Default Interest” shall have the meaning set forth in Section 2.12(c).
“Defaulting Lender” shall mean, at any time, a Lender as to which the Administrative Agent has notified the Administrative Borrower that (i) such Lender has failed for three or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to the Issuing Bank in respect of a Letter of Credit and/or make a payment to the Swingline Lender in respect of a Swingline Loan (each a “funding obligation”), (ii) such Lender has notified the Administrative Agent, or has stated publicly, that it will not comply with any such funding obligation hereunder, (iii) such Lender has, for three or more Business Days, failed to confirm in writing to the Administrative Agent, in response to a written request of the Administrative Agent, that it will comply with its funding obligations hereunder, (iv) a Lender Insolvency Event has occurred and is continuing with respect to such Lender or (v) such Lender or its Parent Company has received a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Defaulting Lender under clauses (i) through (v) above will be made by the Administrative Agent in its sole discretion acting in good faith. The Administrative Agent will promptly send to all parties hereto a copy of any notice to the Administrative Borrower provided for in this definition. To the extent that any Lender is a Defaulting Lender, such Defaulting Lender and all of its Revolving Commitments and Revolving Credit Exposure shall be excluded for purposes of determining Required Lenders.
“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.
“Eligible Accounts” shall mean, at any particular date, all Accounts of the Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Accounts; provided, however, that, without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Accounts shall not include any of the following Accounts:
(a) Accounts not arising from the bona fide sale and delivery of goods by a Borrower or rendition of services by such Borrower, in each case, relating to the business of advertising, marketing and related services, syndication or licensing of rights by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;
(b) Accounts with respect to which more than ninety (90) days have elapsed since the original invoice or sixty (60) days since the due date of the original invoice; provided, Accounts consisting of national broadcast accounts which are unpaid more than ninety (90) days after the original due date thereof in an amount not to exceed $2,000,000 in the aggregate shall not be deemed ineligible under this clause (b);

(c) Accounts with respect to which any of the representations, warranties, covenants and agreements contained herein or in the Security Agreement, as it relates to such Account, are not or have ceased to be correct or have been breached;
(d) Accounts with respect to which, in whole or in part, a check, promissory note, draft, trade acceptance or other instrument for the payment of money has been received, presented for payment and returned uncollected for any reason, unless the Account Debtor subsequently honors such check, note, draft, acceptance or instrument or pays such Account or part thereof paid therewith;
(e) Accounts as to which the applicable Borrower has not performed, as of the applicable date of calculation, all of its obligations then required to have been performed, including, without limitation, the delivery of merchandise or rendition of services applicable to such Accounts;
(f) Accounts as to which any one or more of the following events has occurred with respect to the Account Debtor on such Accounts: death or judicial declaration of incompetency of such Account Debtor who is an individual; the filing by or against such Account Debtor of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the US, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by such Account Debtor for the benefit of creditors; the appointment of a receiver or trustee for such Account Debtor or for any of the assets of such Account Debtor, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in Bankruptcy Code; the institution by or against such Account Debtor of any other type of insolvency proceeding (under the bankruptcy laws of the US or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, such Account Debtor; the sale, assignment, or transfer of all or substantially all of the assets of such Account Debtor unless the obligations of such Account Debtor in respect of the Accounts are assumed by and assigned to such purchaser or transferee; the nonpayment generally by such Account Debtor of its debts as they become due; or the cessation of the business of such Account Debtor as a going concern; provided, however, that the foregoing shall not include post-petition Accounts of an Account Debtor to the extent that (i) such Accounts constitute Accounts of such Account Debtor as a “debtor-in-possession” and (ii) such Accounts have been approved by the Administrative Agent in its Permitted Discretion;
(g) Accounts of an Account Debtor for whom fifty percent (50%) or more of the aggregate Dollar amount of such Account Debtor’s outstanding Accounts are classified as ineligible under the criteria set forth in clause (b) hereof;
(h) Accounts which represent the remaining obligations for partially paid invoices;
(i) Accounts owed by an Account Debtor which: (i)(A) does not maintain its chief executive office or have a material presence in the United States of America or in Canada and (B) is not organized under the laws of the United States of America or any state or territory thereof or of Canada or any province thereof; or (ii) is the government of any foreign country or sovereign state, or of any state, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof; except to the extent that such Accounts are secured or payable by a letter of credit or acceptance, or insured under foreign credit insurance in each case, on terms and conditions satisfactory to the Administrative Agent in its Permitted Discretion;

(j) Accounts owed by an Account Debtor which is an Affiliate or employee of any Borrower;
(k) Accounts which are owed by an Account Debtor to which any Borrower is indebted in any way, or which are subject to any right of setoff by the Account Debtor, including, without limitation, for co-op advertising, rebates, incentives and promotions, to the extent of such indebtedness or right of setoff and without duplication of any such indebtedness or right of setoff accounted for in any calculation of dilution made by the Administrative Agent;
(l) Accounts which are subject to any customer dispute, but only to the extent of the amount in dispute;
(m) Accounts which are owed by the federal government of the United States of America, or any department, agency, public corporation, or other instrumentality thereof and as to which the Administrative Agent determines in its Permitted Discretion that the Administrative Agent’s security interest therein is not or cannot be perfected or cannot be enforced against the applicable Account Debtor;
(n) Accounts which are owed by any state, municipality, territory or other non-federal governmental political entity to the extent such Accounts, in the aggregate, exceed $2,000,000 (and only the amount of such excess shall be ineligible);
(o) Accounts which represent third-party leasing transactions;
(p) Accounts which represent sales on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or other repurchase or return basis;
(q) Accounts which represent any contractual obligation, based on a percentage of sales or otherwise, that must be collected from the Account Debtor and paid by a Borrower to a third party as a “pass-through” item, but only to the extent of the amount of such pass-through;
(r) Accounts which are evidenced by a promissory note or other instrument or by chattel paper;
(s) Accounts as to which the applicable Account Debtor has not been sent an invoice or for which are partially billed;
(t) Accounts with respect to which the Account Debtor is located in a state or jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that such Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by the Administrative Agent to be significant in amount, and such later qualification cures any bar to access to such courts to enforce payment of such Account;

(u) Accounts which are not a bona fide, valid and, to the best of the Borrowers’ knowledge, enforceable obligation of the Account Debtor thereunder;
(v) Accounts which are owed by an Account Debtor with whom any Borrower has any agreement or understanding for deductions from the Accounts, except for discounts or allowances which are made in the ordinary course of business for prompt payment or volume purchases and which discounts or allowances are reflected in the calculation of the face value of each invoice related to such Accounts, or Accounts with respect to which a debit or chargeback has been issued or generated, in each case to the extent of such deduction and without duplication of any such deduction accounted for in any calculation of dilution by the Administrative Agent;
(w) Accounts which are not subject to a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents as to which all action necessary or desirable to perfect such security interest shall have been taken, and to which the Borrowers have good and marketable title, free and clear of any Liens (other than Permitted Liens);
(x) Accounts which are owed by an Account Debtor to the extent that such Account, together with all other Accounts owing by the same Account Debtor and its Affiliates, exceed fifteen percent (15%) of all Eligible Accounts;
(y) Accounts which represent rebates, refunds or other similar transactions, but only to the extent of the amount of such rebate, refund or similar transaction;
(z) Accounts as to which a security agreement, financing statement, equivalent security or Lien instrument or continuation statement is on file or of record in any public office, except pursuant to the Security Documents and except related to a Permitted Lien, and any such with respect to a Lien granted by an Account Debtor in favor of a Borrower;
(aa) Accounts as to which there are facts, events or occurrences which in the Administrative Agent’s Permitted Discretion would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable or delay payment thereunder;
(bb) Accounts owed by Account Debtors whose total indebtedness to such Borrower exceeds the credit limit with respect to such Account Debtors as determined by such Borrower from time to time, to the extent such credit limit as to any Account Debtor is established consistent with the current practices of such Borrower as of the Restatement Date and such credit limit is acceptable to the Administrative Agent (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts if such Accounts are otherwise Eligible Accounts); and

(cc) Accounts owed by Account Debtors not deemed creditworthy at any time by the Administrative Agent in its Permitted Discretion.
“Eligible Inventory” shall mean, as of any particular date, the portion of the Inventory of the Borrowers that the Administrative Agent, in the exercise of its Permitted Discretion, determines to be Eligible Inventory; provided, however, that without limiting the right of the Administrative Agent to establish other criteria of ineligibility, Eligible Inventory shall not include any of the following Inventory:
(a) Inventory that is not owned solely by a Borrower;
(b) Inventory that does not conform to all of the warranties and representations regarding the same which are set forth in this Agreement or any of the other Loan Documents;
(c) Inventory that is not located in the continental US either (i) on Real Estate or (ii) on leased premises; provided, that if the landlord with respect to any leased premises thereof has a priming Lien (statutory or otherwise) with respect to the Inventory at such location then the Inventory at such location shall not be deemed “Eligible Inventory” unless such Person, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement or with respect to which the Administrative Agent has established a Rent Reserve, in each case at the option of the Administrative Borrower;
(d) Inventory at any location where the fair market value of the Inventory stored or located at such location is $100,000 or less;
(e) Inventory in the possession of any bailee, warehouseman or similar party unless such Person shall have executed and delivered to the Administrative Agent a Collateral Access Agreement;
(f) Inventory that is subject to any claim of reclamation, Lien (other than the Liens in favor of the Administrative Agent), adverse claim, interest or right of any other Person;
(g) Inventory that has been consigned to or by any Person;
(h) Inventory that is not in good condition or does not meet all standards imposed by any Person having regulatory authority over such goods or their use and/or sale, or Inventory that is not currently saleable or useable in the normal course of a Borrower’s business;
(i) Inventory that consists of work-in-process, supplies or finished goods;
(j) Inventory scheduled for return to vendors, Inventory which is obsolete or slow-moving (for purposes of this subsection, what constitutes “obsolete or slow-moving” Inventory shall be determined by the Administrative Agent in its Permitted Discretion), display items, packaging materials, labels or name plates or similar supplies;

(k) Inventory that is not personal property in which a Borrower has granted a valid and continuing first priority Lien in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents, or as to which all action necessary to perfect such security interest has not been taken;
(l) Inventory that is covered, in whole or in part, by any security agreement, financing statement, equivalent security or Lien instrument or continuation statement which is on file or of record in any public office, except such as may have been filed in favor of the Administrative Agent, for the benefit of the Lenders, pursuant to the Security Documents;
(m) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party requiring the payment of royalties or fees or requiring the consent of the licensor for a sale thereof by the Administrative Agent and is not subject to a Licensor Consent Agreement that has been requested by the Administrative Agent in its Permitted Discretion; or
(n) Inventory that constitutes In-Transit Inventory.
“Eligible Real Property” shall mean, at all times, Real Estate which satisfies all of the following requirements as confirmed by the Administrative Agent: (a) such Real Estate is owned in fee simple by a Borrower; (b) such Real Estate is located in a state of the United States of America or in the District of Columbia; (c) a Borrower has the right to take the following actions without the need to obtain the consent of any Person: (i) to create Liens on such Real Estate as security for Indebtedness of such Borrower, and (ii) to sell, transfer or otherwise dispose of such Real Estate; (d) such Real Estate is subject to neither (i) any Lien other than Permitted Encumbrances (as defined in the Mortgage relating to such Real Estate) or (ii) any negative pledge; (e) such Real Estate is free of all structural defects, title defects, environmental conditions or other adverse matters except for defects, conditions or matters which are not individually or collectively material to the profitable operation of such Real Estate and (f) such Real Estate is subject to a Mortgage creating a perfected first-priority Lien in favor of the Administrative Agent in all of such Borrower’s right title and interest in such Real Estate.
“Eligible Tax Refund” shall mean the tax refund receivable by the Company for the 2008 tax year.
“Environmental Laws” shall have the meaning assigned to the term “Environmental Law” in the Environmental Indemnity Agreement dated as of the Restatement Date among the Borrowers and the Administrative Agent.
“Environmental Liability” shall have the meaning assigned to the term “Losses” in the Environmental Indemnity Agreement dated as of the Restatement Date among the Borrowers and the Administrative Agent.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated), which, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for the purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (i) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the failure of any Plan to meet the minimum funding standard applicable to the Plan for a plan year under Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(c) of the Code or Section 302(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by any Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator appointed by the PBGC of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by any Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Equity Interests” shall mean, as applied to any Person, any capital stock, membership interests, partnership interests or other equity interests of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.
“Eurodollar” when used in reference to any Revolving Loan or Borrowing of a Revolving Loan, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.
“Eurodollar Reserve Percentage” shall mean the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D, T, U and X). Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D, T, U and X. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Event of Default” shall have the meaning provided in Article VIII.
“Excess Availability” shall mean, as of any date of determination, the amount (if any) by which (a) the lesser of (i) the Aggregate Revolving Commitment Amount on such date of determination and (ii) the Borrowing Base as most recently reported by the Borrowers on or prior to such date of determination, exceeds (b) the Aggregate Revolving Credit Exposures for all Lenders on such date of determination.

“Excluded Accounts” shall mean account number 2000017533432 maintained at Wachovia Bank, N.A. and account number 6007631 maintained at Bank of America, N.A., each in the name of D.I.Y. Insurance Company.
“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located and (c) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (iii) is attributable to such Foreign Lender’s failure to comply with Section 2.19(e).
“Fair Market Value” shall mean with respect to any Real Estate, the price which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, as may be determined by the Administrative Agent from time to time in its Permitted Discretion based upon Appraisals and such other assessments or factors as may be employed from time to time by the Administrative Agent.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.
“Fee Letter” shall mean that certain fee letter, dated as of July 8, 2009, executed by SunTrust Robinson Humphrey, Inc. and accepted by the Company related to the Administrative Agent’s fees.
“Financial Covenant” shall mean the financial covenant applicable to the Borrowers from time to time pursuant to Section 6.1.

“Financial Covenant Threshold Amount” shall mean an amount equal to fifteen percent (15%) of the Aggregate Revolving Commitment Amount.
“Fixed Charge Coverage Ratio” shall mean, as of the last day of the most recently ended fiscal month of the Borrowers on any date of determination, for the twelve-month period then ended, the ratio of (a) (x) Consolidated EBITDA for such period minus (y) the sum of (A) Capital Expenditures made during such period which were funded in cash and (B) cash tax payments made during such period (which shall not be less than zero) to (b) the sum of (i) scheduled payments of principal made with respect to Indebtedness during such period, (ii) Interest Expense during such period and (iii) Restricted Payments made during such period.
“Fiscal Quarter” shall mean any fiscal quarter of the Company.
“Fiscal Year” shall mean any fiscal year of the Company.
“Foreign Lender” shall mean any Lender that is not a United States person under Section 7701(a)(3) of the Code.
“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.
“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” shall have the meaning assigned to such term in the Environmental Indemnity Agreement dated as of the Restatement Date among the Borrowers and the Administrative Agent.
“Hedging Obligations” of any Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.
“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Indebtedness” of any Person shall mean, without duplication (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than trade payables and obligations regarding programming rights incurred in the ordinary course of business; provided, that for purposes of Section 8.1(g), trade payables and obligations regarding programming rights overdue by more than 120 days shall be included in this definition except to the extent that any of such trade payables and obligations regarding programming rights are being disputed in good faith and by appropriate measures), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Equity Interests of such Person, (x) Off-Balance Sheet Liabilities, (xi) all Hedging Obligations of such Person in an amount which exceeds $15,000,000 and (xii) any debt, liability or obligation arising from or in connection with any Bank Products. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. For purposes of this Agreement, the amount of any Indebtedness referred to in clause (xi) of the preceding sentence shall be amounts, including any termination payments, required to be paid to a counterparty after giving effect to any contractual netting arrangements, and not any notional amount with regard to which payments may be calculated.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
“Interest Expense” shall mean, for the Borrowers and their Subsidiaries, for any period determined on a consolidated basis in accordance with GAAP, the sum of (i) interest expense and loan fees, including capitalized and non-capitalized interest and the interest component of Capitalized Lease Obligations (whether or not actually paid during such period) and (ii) the net amount payable (or minus the net amount receivable) under any Hedging Transaction during such period (whether or not actually paid or received during such period).
“Interest Period” shall mean with respect to (i) any Swingline Borrowing, such period as the Swingline Lender and the Administrative Borrower shall mutually agree and (ii) any Eurodollar Borrowing, a period of one, two, three or six months; provided, that:
(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type), and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;
(iii) any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and
(iv) no Interest Period may extend beyond the Revolving Commitment Termination Date.
“Investments” shall have the meaning as set forth in Section 7.4.
“In-Transit Inventory” shall mean Inventory of a Borrower that is currently in transit (whether by vessel, air or land) from (i) a location outside the United States to a location in the United States or (ii) a location in the United States to another location in the United States.
“Inventory” shall mean all new and unused paper owned by any Borrower, aged less than one year from date of receipt from the manufacturer and utilized in the publication of various newsprint media as well as advertisements within such publications, and wherever located.

“Issuing Bank” shall mean SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.21.
“LC Commitment” shall mean that portion of the Aggregate Revolving Commitment Amount that may be used by the Company for the issuance of Letters of Credit in an aggregate face amount not to exceed $50,000,000.
“LC Disbursement” shall mean a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Documents” shall mean all applications, agreements and instruments relating to the Letters of Credit (but excluding the Letters of Credit).
“LC Exposure” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of any Borrower at such time. The LC Exposure of any Lender shall be its Pro Rata Share of the total LC Exposure at such time.
“Lender Affiliate” shall mean, as to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control, by contract or otherwise. The terms “Controlling”, “Controlled by”, and “under common Control with” shall have the meanings correlative thereto.
“Lender Insolvency Event” shall mean that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (ii) such Lender consummates or enters into a commitment to consummate a forced (in the good faith judgment of the Administrative Agent) liquidation, merger, sale of assets or other transaction resulting, in the good faith judgment of the Administrative Agent, in a change of ownership or operating control of such Lender supported in whole or in part by guaranties, assumption of liabilities or other comparable credit support of (including without limitation the nationalization or assumption of ownership or operating control by) any Governmental Authority or (iii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
“Lenders” shall have the meaning assigned to such term in the opening paragraph of this Agreement and shall include, where appropriate, the Swingline Lender and each Additional Lender that joins this Agreement pursuant to Section 2.23.

“Letter of Credit” shall mean any stand-by letter of credit issued pursuant to Section 2.21 by the Issuing Bank for the account of any Borrower pursuant to the LC Commitment.
“Letter of Credit Reserve Account” shall mean any account maintained by the Administrative Agent the proceeds of which shall be applied as provided in Section 8.2(d).
“LIBOR” shall mean, for any Interest Period with respect to a Eurodollar Loan, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, LIBOR shall be, for any Interest Period, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which Dollar deposits in the approximate amount of the Eurodollar Loan comprising part of such borrowing would be offered by the Administrative Agent to major banks in the London interbank Eurodollar market at their request at or about 10:00 a.m. two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period.
“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).
“Loan Documents” shall mean, collectively, this Agreement, the Notes (if any), the Blocked Account Agreements, the Fee Letter, all Collateral Access Agreements, all Borrowing Base Certificates, the LC Documents, the Security Documents, the Post-Closing Matters Agreement, all Notices of Borrowing, all Notices of Conversion/Continuation, all Compliance Certificates and any and all other instruments, agreements, documents and writings executed by and among any Borrower, the Administrative Agent or any Lender, the Swingline Lender or the Issuing Bank in connection with any of the foregoing, including, without limitation, any environmental indemnities related to Real Estate; provided, however, that, notwithstanding the foregoing, none of the Bank Product Documents shall constitute Loan Documents.
“Loans” shall mean all Revolving Loans, Swingline Loans and Agent Advances in the aggregate or any of them, as the context shall require.
“Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, a material adverse change in, or a material adverse effect on, (i) the business, results of operations, condition (financial or otherwise), assets, operations, liabilities (contingent or otherwise) or properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Borrowers to pay any of their obligations under the Loan Documents or perform any of their obligations under the Loan Documents, (iii) the rights and remedies of the Administrative Agent, the Issuing Bank, Swingline Lender, and the Lenders under any of the Loan Documents, (iv) the legality, validity or enforceability of any of the Loan Documents or (v) the attachment, perfection or priority of any Lien of the Administrative Agent under the Security Documents on a material portion of the Collateral.

“Material Contracts” shall mean, collectively, all contracts, leases, instruments, guaranties, licenses or other arrangements (other than the Loan Documents) to which any Borrower is or becomes a party and which are required to be filed with the U.S. Securities and Exchange Commission under Regulation S-K.
“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of the Company or any of its Subsidiaries, individually or in an aggregate committed or outstanding principal amount exceeding $7,500,000.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or similar security instrument made or to be made by a Person owning an interest in real property granting a Lien on such interest in real estate as security for the payment of Indebtedness.
“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.
“Necessary Authorizations” shall mean all material authorizations, consents, permits, approvals, licenses, and exemptions from, and all filings and registrations with, and all reports to, any Governmental Authority whether federal, state, local, and all agencies thereof, which are required for the transactions contemplated by the Loan Documents and the conduct of the businesses and the ownership (or lease) of the properties and assets of the Borrowers.
“Net Cash Proceeds” shall mean, with respect to any sale, lease, transfer, casualty loss or other disposition or loss of assets by any Borrower or any issuance by any Borrower of any Equity Interests or the incurrence by any Borrower of any Indebtedness (other than the Obligations), the aggregate amount of cash received for such assets or Equity Interests, or as a result of such Indebtedness, net of reasonable and customary transaction costs properly attributable to such transaction and payable by such Borrower to a non-Affiliate in connection with such sale, lease, transfer or other disposition of assets or the issuance of any Equity Interests or the incurrence of any Indebtedness, including, without limitation, sales commissions and underwriting discounts.
“Non-Borrower Subsidiaries” shall mean the following Subsidiaries of the Company: The Boulder Publishing Company, LLC, The Denver Publishing Company, Hall Systems, Inc., United Media KK, Longview Holdings and Citywide InfoTech Co. Ltd.
“Non-Defaulting Lender” shall mean, at any time, a Lender that is not a Defaulting Lender.

“Notes” shall mean, collectively, the Revolving Credit Notes and the Swingline Note.
“Notices of Borrowing” shall mean, collectively, the Notices of Revolving Borrowing, and the Notices of Swingline Borrowing.
“Notice of Conversion/Continuation” shall mean the notice given by the Administrative Borrower to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.6(b).
“Notice of Revolving Borrowing” shall have the meaning as set forth in Section 2.3.
“Notice of Swingline Borrowing” shall have the meaning as set forth in Section 2.4.
“Obligations” shall mean (a) all amounts owing by any Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender) pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Loan or Letter of Credit, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all reasonable fees and expenses of counsel to the Administrative Agent, the Issuing Bank and any Lender (including the Swingline Lender) incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, and (b) all obligations of any Borrower in respect of Bank Products between any Borrower and any Lender or Affiliate of any Lender, together with all renewals, extensions, modifications or refinancings of any of the foregoing.
“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.
“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.
“Overadvances” shall have the meaning set forth in Section 2.2(b).
“Parent Company” shall mean, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
“Participant” shall have the meaning set forth in Section 10.4(d).
“Patriot Act” shall have the meaning set forth in Section 10.14.
“Payment Office” shall mean the office of the Administrative Agent located at 303 Peachtree Street, N.E., Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Administrative Borrower and the other Lenders.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA, and any successor entity performing similar functions.
“Perfection Certificate” shall mean a certificate or certificates of the Borrowers in substantially the form of Exhibit F hereto.
“Permitted Discretion” shall mean a determination made by the Administrative Agent in the exercise of reasonable commercial discretion in accordance with customary business practices for comparable asset-based lending transactions from time to time.
“Permitted Investments” shall mean:
(i) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof;
(iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; and
(v) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (iv) above.
“Permitted Liens” shall mean, as applied to any Person:
(a) Any Lien in favor of the Administrative Agent or any other Lender given to secure the Obligations;
(b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies, or claims not yet delinquent or the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books;
(c) Liens of carriers, warehousemen, mechanics, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if such reserve or appropriate provision, if any, as shall be required by GAAP shall have been made therefor;
(d) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance or other types of social security benefits;
(e) Easements, rights-of-way, restrictions (including zoning or deed restrictions), and other similar encumbrances on the use of real property which in the reasonable opinion of the Administrative Agent do not materially interfere with the ordinary conduct of the business of such Person;
(f) Purchase money security interests and Liens securing Capitalized Lease Obligations provided that such Lien attaches only to the asset (which asset shall not constitute Inventory) so purchased or leased by such Person and secures only Indebtedness incurred by such Person in order to purchase or lease such asset, but only to the extent permitted by Section 7.1;

(g) Deposits to secure the performance of bids, trade contracts, tenders, sales, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(h) Liens on assets of the Borrowers existing as of the Restatement Date which are set forth on Schedule 7.2;
(i) Statutory Liens in favor of landlords with respect to Inventory at leased premises in a state that provides for statutory Liens in favor of landlords or Liens arising under leases entered into by a Borrower in the ordinary course of business;
(j) with respect to Real Estate subject to a Mortgage, Permitted Encumbrances (as defined in such Mortgage); and
(k) judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP.
“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Post Closing Matters Agreement” shall mean that certain Post-Closing Matters Agreement dated as of the date hereof between the Company and the Administrative Agent on behalf of the Lenders.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant in Article VI hereof, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence, assumption, acquisition or repayment of any Indebtedness after the first day of the relevant period of four consecutive Fiscal Quarters (the “Relevant Period”) (including any incurrence of Indebtedness to finance a transaction or payment giving rise for the need to make such determination) as if such Indebtedness had been incurred, assumed, acquired or repaid on the first day of such Relevant Period, (y) the making of any Restricted Payment or Investment after the first day of the Relevant Period as if such Restricted Payment or Investment had been made on the first day of such Relevant Period and (z) the sale or other disposition of assets (including sales in connection with a Sale/Leaseback Transaction) after the first day of the Relevant Period as if such asset sale had been made as of the first day of such Relevant Period.
“Pro Rata Share” shall mean, with respect to any Lender at any time, a percentage, the numerator of which shall be the sum of such Lender’s Revolving Commitment (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, such Lender’s Revolving Credit Exposure) and the denominator of which shall be the sum of all Lenders’ Revolving Commitments (or if such Revolving Commitments have been terminated or expired or the Loans have been declared to be due and payable, all Revolving Credit Exposure of all Lenders funded under such Revolving Commitments).

“Property” shall mean any real property or personal property, plant, building, facility, structure, underground storage tank or unit, equipment, Inventory or other asset owned, leased or operated by any Borrower or any Subsidiary (including, without limitation, any surface water thereon or adjacent thereto, and soil and groundwater thereunder).
“Real Estate” means a parcel (or group of related parcels) of real property owned by a Borrower.
“Regulation D, T, U and X” shall mean Regulation D, T, U and X, respectively, of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.
“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.
“Release” shall have the meaning assigned to such term in the Environmental Indemnity Agreement dated as of the Restatement Date among the Borrowers and the Administrative Agent.
“Rent Reserve” shall mean, with respect to any leased real property an amount equal to three (3) months rental expense for such leased real property (or such other amount as the Administrative Agent may deem appropriate in its Permitted Discretion based on the circumstances).
“Required Lenders” shall mean, at any time, Lenders holding more than 50% of the aggregate outstanding Revolving Commitments at such time or if the Lenders have no Revolving Commitments outstanding, then Lenders holding more than 50% of the Revolving Credit Exposure; provided, that if at any time only two (2) Lenders exist hereunder, Required Lenders shall mean both such Lenders.
“Requirement of Law” for any Person shall mean the Organizational Documents of such Person, and any law, treaty, rule or regulation, or determination of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Reserves” shall mean reserves that the Administrative Agent may establish from time to time in its Permitted Discretion for such purposes as the Administrative Agent shall deem necessary. Without limiting the generality of the foregoing, the following reserves shall be deemed an exercise of the Administrative Agent’s Permitted Discretion: (a) reserves for price adjustments and damages, (b) reserves for obsolescence of Inventory; (c) reserves for special order goods and deferred shipment sales; (d) reserves for potential dilution related to Accounts; (e) reserves for accrued but unpaid ad valorem, excise and personal property tax liability; (f) Bank Product Reserves; (g) reserves for accrued, unpaid interest on the Obligations; (h) reserves for landlord’s, warehousemen’s, bailees’, shippers’, brokers’ or carriers’ charges; (i) with respect to Eligible Inventory, reserves for any required royalty or similar licensing payments, (j) Rent Reserves; (k) reserves for liabilities arising as a result of the occurrence of an ERISA Event and (l) reserves for any other matter that has a negative impact on the value of the Collateral.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the treasurer or a vice president of the Company or such other representative of the Borrowers as may be designated in writing by any one of the foregoing with the consent of the Administrative Agent; and, with respect to the financial covenants, Borrowing Base Certificate and Compliance Certificate, Responsible Officer shall mean only the chief financial officer or the treasurer of the Company or such other officer of the Company as may be agreed to in writing by the Administrative Agent.
“Restatement Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2.
“Restricted Payment” shall have the meaning set forth in Section 7.5.
“Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrowers and to acquire participations in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on Schedule II, as such schedule may be amended pursuant to Section 2.23, or in the case of a Person becoming a Lender after the Restatement Date through an assignment of an existing Revolving Commitment, the amount of the assigned “Revolving Commitment” as provided in the Assignment and Acceptance executed by such Person as an assignee, in each case as such commitment may be subsequently increased or deceased pursuant to terms hereof.
“Revolving Commitment Termination Date” shall mean the earliest of (i) June 30, 2013, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.7 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).
“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, Agent Advance Exposure, LC Exposure and Swingline Exposure.
“Revolving Credit Note” shall mean an amended and restated promissory note of the Borrowers payable to the order of a requesting Lender in the principal amount of such Lender’s Revolving Commitment, in substantially the form of Exhibit A.
“Revolving Loan” shall mean a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a Eurodollar Loan.
“S&P” shall mean Standard & Poor’s, a Division of the McGraw-Hill Companies.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.
“Sanctioned Person” shall mean (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.
“Sale/Leaseback Transaction” shall have the meaning set forth in Section 7.9.
“Security Agreement” shall mean that certain Pledge and Security Agreement dated as of the Restatement Date among the Borrowers and the Administrative Agent, on behalf of, and for the benefit of, the Lenders.
“Security Documents” shall mean, collectively, the Security Agreement, all UCC-1 financing statements, any Mortgages relating to Real Estate and any other document, instrument or agreement granting Collateral for the Obligations, as the same may be amended or modified from time to time.
“Subsidiary” shall mean, with respect to any Person (the “parent”), any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of a Borrower.
“Swingline Commitment” shall mean the commitment, if any, of the Swingline Lender to make Swingline Loans. As of the Restatement Date, the Swingline Commitment is equal to $15,000,000.
“Swingline Exposure” shall mean, with respect to each Lender, the principal amount of the Swingline Loans in which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.4, which shall equal such Lender’s Pro Rata Share of all outstanding Swingline Loans.
“Swingline Lender” shall mean SunTrust Bank.

“Swingline Loan” shall mean a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.
“Swingline Note” shall mean the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment, substantially the form of Exhibit B.
“Swingline Rate” shall mean, for any Interest Period, the Base Rate in effect from time to time plus the Applicable Margin.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Statement of Financial Accounting Standards No. 13, as amended and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.
“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, assessments or withholdings imposed by any Governmental Authority, including any interests, additions to tax or penalties applicable thereto.
“Trust” shall mean The Edward W. Scripps Trust, being that certain trust for the benefit of descendants of Edward W. Scripps and owning shares of capital stock of the Company.
“Type,” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Base Rate.
“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the UCC is used to define any term herein and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2. Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g. a “Revolving Loan” or a “Swingline Loan”) or by Type (e.g. a “Eurodollar Loan” or a “Base Rate Loan”) or by Class and Type (e.g. “Revolving Eurodollar Loan”). Borrowings also may be classified and referred to by Class (e.g. “Revolving Borrowing”) or by Type (e.g. “Eurodollar Borrowing”) or by Class and Type (e.g. “Revolving Eurodollar Borrowing”).
Section 1.3. Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statement of the Company delivered pursuant to Section 5.1(a); provided, that if the Administrative Borrower notifies the Administrative Agent that the Borrowers wish to amend any covenant in Article VI to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders wish to amend Article VI for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Administrative Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein.
Section 1.4. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, and (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement. To the extent that any of the representations and warranties contained in Article IV under this Agreement is qualified by “Material Adverse Effect”, then the qualifier “in all material respects” contained in Section 3.2 and the qualifier “in any material respect” contained in Section 8.1(c) shall not apply. Unless otherwise indicated, all references to time are references to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts shall mean Dollars. In determining whether any individual event, act, condition or occurrence of the foregoing types could reasonably be expected to result in a Material Adverse Effect, notwithstanding that a particular event, act, condition or occurrence does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event, act, condition or occurrence and all other such events, acts, conditions or occurrences of the foregoing types which have occurred could reasonably be expected to result in a Material Adverse Effect.

ARTICLE II
AMOUNT AND TERMS OF THE REVOLVING COMMITMENTS
Section 2.1. General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (i) the Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which each Lender severally agrees (to the extent of such Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2, (ii) the Issuing Bank agrees to issue Letters of Credit in accordance with Section 2.21, (iii) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4, and (iv) each Lender agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate principal amount of all outstanding Revolving Loans, Swingline Loans and outstanding LC Exposure exceed at any time the Aggregate Revolving Commitment Amount from time to time in effect.
Section 2.2. Revolving Loans.
(a) Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans, ratably in proportion to its Pro Rata Share, to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment (b) the Aggregate Revolving Credit Exposure exceeding the lesser of (i) the Aggregate Revolving Commitment Amount and (ii) the Borrowing Base then in effect or (c) Excess Availability being less than zero. During the Availability Period, the Borrowers shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided, that the Borrowers may not borrow or reborrow should there exist a Default or Event of Default at the time of the proposed Borrowing.

(b) Overadvances.
(i) Notwithstanding any provision of this Agreement to the contrary but subject to the limitations set forth in this subsection (b), at the request of the Administrative Borrower, the Administrative Agent may in its sole discretion (but without any obligation to do so), make Revolving Loans to the Borrowers, on behalf of the Lenders, in amounts that exceed Excess Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”); provided that (i) the aggregate amount of Overadvances outstanding at any time, together with the aggregate amount of Agent Advances outstanding at such time, shall not exceed $7,500,000, (ii) the aggregate amount of outstanding Overadvances plus the Aggregate Revolving Credit Exposure shall not at any time exceed the Aggregate Revolving Commitments and (iii) the Borrowers shall, jointly and severally, pay all Overadvances on the earlier of demand by the Administrative Agent and 30 days after such Overadvances were funded. Overadvances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. All Overadvances shall be secured by the Collateral and shall constitute Obligations hereunder. All Overadvances shall be Base Rate Loans. The Administrative Agent’s authorization to make Overadvances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.
(ii) Upon the making of an Overadvance (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Overadvance in proportion to its Pro Rata Share. The Administrative Agent may, at any time (and shall, on at least a weekly basis when any Overadvance is outstanding), require the Lenders to fund their participations. From and after the date, if any, on which any Lender is required to fund its participation in any Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Overadvance.
(c) Agent Advances.
(i) Notwithstanding any provision of this Agreement to the contrary but subject to the limitations set forth in this subsection (c), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to do so), (A) at any time that a Default exists, or (B) at any time that any of the other conditions precedent set forth in Article III have not been satisfied, to make Revolving Loans to the Borrowers (on a joint and several basis) on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (3) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including costs, fees, and expenses as provided under this Agreement or the other Loan Documents (any of such advances are herein referred to as “Agent Advances”); provided, that (i) the aggregate amount of Agent Advances outstanding at any time, together with the aggregate amount of Overadvances outstanding at such time shall not exceed $7,500,000, (ii) the aggregate amount of outstanding Agent Advances plus the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Revolving Commitments and (iii) the Borrowers shall, jointly and severally, pay all Agent Advances on the earlier of demand by the Administrative Agent and 30 days after such Agent Advances were funded. Agent Advances may be made even if the conditions precedent set forth in Section 3.2 have not been satisfied. All Agent Advances shall be secured by the Collateral and shall constitute Obligations hereunder. All Agent Advances shall bear interest as Base Rate Loans. The Administrative Agent’s authorization to make Agent Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The Administrative Agent shall promptly provide to the Administrative Borrower written notice of any Agent Advance.

(ii) Upon the making of an Agent Advance by the Administrative Agent in accordance with the terms hereof, each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Agent Advance in proportion to its Pro Rata Share. From and after the date, if any, on which any Lender is required to fund its participation in any Agent Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Agent Advance.
(iii) Each Agent Advance shall be subject to all terms and conditions of this Agreement and the other Loan Documents applicable to Revolving Loans, except that all payments thereon shall be made to the Administrative Agent solely for its own account and the making of any Agent Advance shall not require the consent of the Borrowers. The Administrative Agent shall have no duty or obligation to make any Agent Advance hereunder.
(iv) The Administrative Agent shall notify each Lender no less frequently than weekly, as determined by the Administrative Agent, of the principal amount of Agent Advances outstanding as of 12:00 noon as of such date, and each Lender’s Pro Rata Share thereof. Each Lender shall before 2:00 p.m. on such Business Day make available to the Administrative Agent, in immediately available funds, the amount of its Pro Rata Share of such principal amount of Agent Advances outstanding. Upon such payment by a Lender, such Lender shall be deemed to have made a Revolving Loan to the Borrowers, notwithstanding any failure of the Borrowers to satisfy the conditions in Section 3.2. The Administrative Agent shall use such funds to repay the principal amount of Agent Advances. Additionally, if at any time any Agent Advances are outstanding, any of the events described in Section 8.1(h) or Section 8.1(i) shall have occurred, then each Lender shall automatically, upon the occurrence of such event, and without any action on the part of the Administrative Agent, the Borrowers or the Lenders, be deemed to have purchased an undivided participation in the principal and interest of all Agent Advances then outstanding in an amount equal to such Lender’s Pro Rata Share and each Lender shall, notwithstanding such Event of Default, immediately pay to the Administrative Agent in immediately available funds, the amount of such Lender’s participation (and upon receipt thereof, the Administrative Agent shall deliver to such Lender, a loan participation certificate dated the date of receipt of such funds in such amount). The disbursement of funds in connection with the settlement of Agent Advances hereunder shall be subject to the terms and conditions of Section 2.5.

(d) Loans in excess of Excess Availability. If at any time the amount of the Aggregate Revolving Credit Exposures exceed the Aggregate Revolving Commitments, the Borrowing Base or any other applicable limitation set forth in this Agreement (including, without limitation, the limitations on Swingline Loans, Agent Advances, Overadvances and Letters of Credit) such excess shall nevertheless constitute a portion of the Obligations that are secured by the Collateral and are entitled to all benefits thereof. In no event, however, shall the Borrowers have any right whatsoever to (i) receive any Revolving Loan, (ii) receive any Swingline Loan, or (iii) request the issuance or renewal of any Letter of Credit if, before or after giving effect thereto, there shall exist a Default, and in no event shall the Borrowers have any right whatsoever to receive any Agent Advance or Overadvance. In the event that (1) the Lenders shall make any Revolving Loans, (2) the Swingline Lender shall make any Swingline Loan, (3) the Administrative Agent shall make any Agent Advances or Overadvances or (4) the Issuing Bank shall agree to the issuance or renewal of any Letter of Credit, which in any such case gives rise to the Revolving Credit Exposure exceeding the Aggregate Revolving Commitments, the Borrowing Base or any other applicable limitation set forth in this Agreement, the Borrowers shall make, on demand, a payment on the Obligations to be applied to the Revolving Loans, the Swingline Loans, the Agent Advances and the Overadvances, as appropriate, in an aggregate principal amount equal to such excess.
Section 2.3. Procedure for Revolving Borrowings. The Administrative Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing substantially in the form of Exhibit 2.3 (a “Notice of Revolving Borrowing”) (x) prior to 11:00 a.m. on the requested date of each Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to the requested date of each Eurodollar Borrowing. Each Notice of Revolving Borrowing shall be irrevocable and shall specify: (i) the aggregate principal amount of such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the Type of such Revolving Loan comprising such Borrowing and (iv) in the case of a Eurodollar Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period). Each Revolving Borrowing shall consist entirely of Base Rate Loans or Eurodollar Loans, as the Administrative Borrower may request. The aggregate principal amount of each Eurodollar Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and there shall be no minimum aggregate principal amount or minimum increment for Base Rate Borrowings. At no time shall the total number of Eurodollar Borrowings outstanding at any time exceed six. Promptly following the receipt of a Notice of Revolving Borrowing in accordance herewith, the Administrative Agent shall advise each Lender of the details thereof and the amount of such Lender’s Revolving Loan to be made as part of the requested Revolving Borrowing.
Section 2.4. Swingline Commitment.
(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time during the Availability Period, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between (x) the lesser of (1) the Aggregate Revolving Commitment Amount and (2) the Borrowing Base minus (y) Aggregate Revolving Credit Exposure; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

(b) The Administrative Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Swingline Borrowing substantially in the form of Exhibit 2.4 attached hereto (“Notice of Swingline Borrowing”) prior to 10:00 a.m. on the requested date of each Swingline Borrowing. Each Notice of Swingline Borrowing shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day) and (iii) the account of the Borrowers to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each Notice of Swingline Borrowing. Each Swingline Loan shall accrue interest at the Swingline Rate and shall have an Interest Period (subject to the definition thereof) as agreed between the Administrative Borrower and the Swingline Lender. The aggregate principal amount of each Swingline Loan shall be not less than $100,000 or a larger multiple of $50,000, or such other minimum amounts agreed to by the Swingline Lender and the Administrative Borrower. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Borrowers in the applicable Notice of Swingline Borrowing not later than 1:00 p.m. on the requested date of such Swingline Loan.
(c) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Administrative Borrower (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.5, which will be used solely for the repayment of such Swingline Loan.
(d) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Pro Rata Share thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender. If such Swingline Loan bears interest at a rate other than the Base Rate, such Swingline Loan shall automatically become a Base Rate Loan on the effective date of any such participation and interest shall become payable on demand.

(e) Each Lender’s obligation to make a Base Rate Loan pursuant to Section 2.4(c) or (d) or to purchase the participating interests pursuant to Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have or claim against the Swingline Lender, the Borrowers or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by the Borrowers, the Administrative Agent or any Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Lender, together with accrued interest thereon for each day from the date of demand thereof (i) at the Federal Funds Rate until the second Business Day after such demand and (ii) at the Base Rate at all times thereafter. Until such time as such Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Lender’s participation interest in such Swingline Loans that such Lender failed to fund pursuant to this Section 2.4, until such amount has been purchased in full.
Section 2.5. Funding of Borrowings.
(a) Each Lender will make available (i) each Eurodollar Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. to the Administrative Agent at the Payment Office and (ii) each Base Rate Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 3:00 p.m. to the Administrative Agent at the Payment Office; provided, that the Swingline Loans will be made as set forth in Section 2.4. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Borrowers with the Administrative Agent or at the Administrative Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Administrative Borrower to the Administrative Agent.
(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. one (1) Business Day prior to the date of a Borrowing (or, in the case of Base Rate Loans, prior to 3:00 p.m. on the date of such Borrowing) in which such Lender is to participate that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers (but shall have no obligations to make available to any Borrower) on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate until the second Business Day after such demand and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Administrative Borrower, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its Pro Rata Share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(c) All Revolving Borrowings shall be made by the Lenders on the basis of their respective Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
Section 2.6. Interest Elections.
(a) Each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Administrative Borrower may elect to convert such Borrowing into a different Type or to continue such Borrowing, and in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.6. The Administrative Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall NOT apply to Swingline Borrowings, which may not be converted or continued.
(b) To make an election pursuant to this Section 2.6, the Administrative Borrower shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing substantially in the form of Exhibit 2.6 attached hereto (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. on the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. three (3) Business Days prior to a continuation of or conversion into a Eurodollar Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Conversion/Continuation applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Borrowing; and (iv) if the resulting Borrowing is to be a Eurodollar Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”. If any such Notice of Conversion/Continuation requests a Eurodollar Borrowing but does not specify an Interest Period, the Administrative Borrower shall be deemed to have selected an Interest Period of one month. The principal amount of any resulting Borrowing shall satisfy the minimum borrowing amount for Eurodollar Borrowings and Base Rate Borrowings set forth in Section 2.3.
(c) If, on the expiration of any Interest Period in respect of any Eurodollar Borrowing, the Administrative Borrower shall have failed to deliver a Notice of Conversion/Continuation, then, unless such Borrowing is repaid as provided herein, the Administrative Borrower shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a Eurodollar Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and each of the Lenders shall have otherwise consented in writing. No conversion of any Eurodollar Loans shall be permitted except on the last day of the Interest Period in respect thereof.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
Section 2.7. Optional Reduction and Termination of Revolving Commitments.
(a) Unless previously terminated, all Revolving Commitments, Swingline Commitments and LC Commitments shall terminate on the Revolving Commitment Termination Date.
(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent (which notice shall be irrevocable), the Administrative Borrower may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Lender, (ii) any partial reduction pursuant to this Section 2.7 shall be in an amount of at least $5,000,000 and any larger multiple of $1,000,000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitment Amount to an amount less than the outstanding Revolving Credit Exposures of all Lenders. Any such reduction in the Aggregate Revolving Commitment Amount below the sum of the principal amount of the Swingline Commitment and the LC Commitment shall result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the Swingline Commitment and the LC Commitment.
(c) With the written approval of the Administrative Agent, the Borrowers may terminate (on a non-ratable basis) the unused amount of the Revolving Commitment of a Defaulting Lender upon not less than five (5) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.22 will apply to all amounts thereafter paid by the Borrowers for the account of any such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against such Defaulting Lender.
Section 2.8. Repayment of Loans.
(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Revolving Commitment Termination Date. Notwithstanding the foregoing, however, in the event that at any time and for any reason there shall exist an Overadvance, the Borrowers shall pay to the Administrative Agent, on demand, an amount equal to the Overadvance, which payment shall constitute a mandatory payment of the Revolving Loans, Agent Advances, Swingline Loans and Letter of Credit Reserve Account, as appropriate.

(b) The principal amount of each Swingline Borrowing shall be due and payable (together with accrued and unpaid interest thereon) on the earlier of (i) the last day of the Interest Period applicable to such Borrowing and (ii) the Revolving Commitment Termination Date.
Section 2.9. Evidence of Indebtedness. (a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.6, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.6, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect of the Loans and each Lender’s Pro Rata Share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.
(b) At the request of any Lender (including the Swingline Lender) at any time, the Borrowers agree that they will execute and deliver to such Lender a Revolving Credit Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender.
Section 2.10. Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any Eurodollar Borrowing, 11:00 a.m. not less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing, 11:00 a.m. on the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment. Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Prepayments of Base Rate Borrowings or Eurodollar Borrowings shall be in minimum amounts of $1,000,000 and in integral multiples of $500,000. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s Pro Rata Share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(e); provided, that if a Eurodollar Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.18. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing. Notwithstanding the foregoing, the Borrowers shall not make any repayment or prepayment of the Revolving Loans unless and until the balance of the Swingline Loans and the Agent Advances then outstanding is zero.

Section 2.11. Mandatory Repayments.
(a) In the event that after the Restatement Date, any Borrower shall issue any Equity Interests or shall incur any Indebtedness (other than Indebtedness permitted under Section 7.1(a), (b), (c), (d) or (e)), one hundred percent (100%) of the Net Cash Proceeds received by such Borrower from such issuance or incurrence shall be paid on the date of receipt of the proceeds thereof by such Borrower to the Lenders as a mandatory payment of the Loans. Any payment due hereunder shall be applied first to repay outstanding Agent Advances, second to repay outstanding Swingline Loans and third to repay outstanding Revolving Loans. So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.26(a). Notwithstanding the foregoing, if an Event of Default exists, all Net Cash Proceeds shall be applied in the manner set forth in Section 2.26(b). The Aggregate Revolving Commitments of all Lenders shall not be permanently reduced by the amount of any payment of the Agent Advances, Swingline Loans or Revolving Loans due under this Section 2.11(a). Nothing in this Section shall authorize any Borrower to incur any Indebtedness except as permitted by this Agreement or to issue any Equity Interests except to the extent not prohibited by this Agreement.
(b) One hundred percent (100%) of the Net Cash Proceeds from the sale, transfer, assignment or other disposition, or casualty or condemnation loss of any Collateral or other assets of any Borrower (other than sales or dispositions permitted pursuant to clauses (a), (b) and (e) of Section 7.6) shall be paid on the date of receipt thereof by the Borrowers as a mandatory payment of the Obligations. So long as no Event of Default exists, all such Net Cash Proceeds shall be applied first to repay outstanding Agent Advances, second to repay outstanding Swingline Loans and third to repay outstanding Revolving Loans. So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.26(a). Notwithstanding the foregoing, if an Event of Default exists, all Net Cash Proceeds shall be applied in the manner set forth in Section 2.26(b). The Aggregate Revolving Commitments of all Lenders shall not be permanently reduced by the amount of any payment of the Agent Advances, Swingline Loans or Revolving Loans due under this Section 2.11(b).
(c) One hundred percent (100%) of the Net Cash Proceeds from the Eligible Tax Refund shall be paid on the date of receipt thereof by the Borrowers as a mandatory payment of the Obligations. So long as no Event of Default exists, all such Net Cash Proceeds shall be applied first to repay outstanding Agent Advances, second to repay outstanding Swingline Loans and third to repay outstanding Revolving Loans. So long as no Event of Default exists, all such other Net Cash Proceeds shall be applied in the manner set forth in Section 2.26(a). Notwithstanding the foregoing, if an Event of Default exists, all Net Cash Proceeds shall be applied in the manner set forth in Section 2.26(b). The Aggregate Revolving Commitments of all Lenders shall not be permanently reduced by the amount of any payment of the Agent Advances, Swingline Loans or Revolving Loans due under this Section 2.11(c).

Section 2.12. Interest on Loans.
(a) The Borrowers shall pay interest on each Base Rate Loan at the Base Rate in effect from time to time and on each Eurodollar Loan at the Adjusted LIBO Rate for the applicable Interest Period in effect for such Loan, plus, in each case, the Applicable Margin in effect from time to time.
(b) The Borrowers shall pay interest on each Swingline Loan at the Swingline Rate in effect from time to time.
(c) Notwithstanding clauses (a) and (b) above, if an Event of Default has occurred and is continuing, at the option of the Required Lenders, and after acceleration, the Borrowers shall pay interest (“Default Interest”) with respect to all Eurodollar Loans at the rate per annum equal to 2.0% above the otherwise applicable interest rate for such Eurodollar Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans and all other Obligations hereunder (other than Loans), at the rate per annum equal to 2.0% above the otherwise applicable interest rate for Base Rate Loans.
(d) Interest on the principal amount of all Loans shall accrue from and including the Restatement Date (in the case of Loans outstanding on the Restatement Date) and the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans shall be payable monthly in arrears on the last day of each calendar month and on the Revolving Commitment Termination Date. Interest on all outstanding Eurodollar Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any Eurodollar Loans having an Interest Period in excess of one month or 30 days, respectively, on each day which occurs each month or 30 days, as the case may be, after the initial date of such Interest Period, and on the Revolving Commitment Termination Date, in each case in arrears. Interest on each Swingline Loan shall be payable monthly in arrears. Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.
(e) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Administrative Borrower and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.
Section 2.13. Fees.
(a) The Borrowers shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Company and the Administrative Agent.

(b) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Percentage per annum on the average daily amount of the unused Revolving Commitment of such Lender during the Availability Period. For purposes of computing commitment fees with respect to the Revolving Commitments, the Revolving Commitment of each Lender shall be deemed used to the extent of the outstanding Revolving Loans and LC Exposure, but not Swingline Exposure or Agent Advance Exposure of such Lender.
(c) The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at a rate per annum equal to the Applicable Margin for Eurodollar Loans then in effect on the average daily amount of such Lender’s LC Exposure attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Revolving Commitment Termination Date) and (ii) to the Issuing Bank for its own account a facing fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the Availability Period (or until the date that such Letter of Credit is irrevocably cancelled, whichever is later), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Notwithstanding the foregoing, if the Required Lenders elect to increase the interest rate on the Loans to the Default Interest pursuant to Section 2.12(c), the rate per annum used to calculate the letter of credit fee pursuant to clause (i) above shall automatically be increased by an additional 2% per annum.
(d) The Borrowers shall pay to the Administrative Agent, for the ratable benefit of each Lender, the amendment fee previously agreed upon by the Company and the Administrative Agent, which shall be due and payable on the Restatement Date.
(e) Accrued fees (i) under paragraph (b) above shall be payable monthly in arrears on the last day of each month and (ii) under paragraph (c) above shall be payable quarterly in arrears on the last day of each fiscal quarter, in each case commencing on September 30, 2009 and on the Revolving Commitment Termination Date (and if later, the date the Loans and LC Exposure shall be repaid in their entirety); provided, that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.
(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to clauses (b) and (c) of this Section (without prejudice to the rights of the Lenders other than Defaulting Lenders in respect of such fees), or any amendment fees hereafter offered to any Lender, and the pro rata payment provisions of Section 2.20 will automatically be deemed adjusted to reflect the provisions of this Section.

Section 2.14. Computation of Interest and Fees.
All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.
Section 2.15. Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any Eurodollar Borrowing,
(i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or
(ii) the Administrative Agent shall have received notice from the Required Lenders that the Adjusted LIBO Rate does not adequately and fairly reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Loans for such Interest Period, the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Administrative Borrower and to the Lenders as soon as practicable thereafter. In the case of Eurodollar Loans, until the Administrative Agent shall notify the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) the obligations of the Lenders to make Eurodollar Revolving Loans or to continue or convert outstanding Loans as or into Eurodollar Loans shall be suspended and (ii) all such affected Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto unless the Borrowers prepay such Loans in accordance with this Agreement. Unless the Administrative Borrower notifies the Administrative Agent at least one Business Day before the date of any Eurodollar Revolving Borrowing for which a Notice of Revolving Borrowing has previously been given that it elects not to borrow on such date, then such Revolving Borrowing shall be made as a Base Rate Borrowing.
Section 2.16. Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any Eurodollar Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Administrative Borrower and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Revolving Loans, or to continue or convert outstanding Loans as or into Eurodollar Loans, shall be suspended. In the case of the making of a Eurodollar Revolving Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Borrowing for the same Interest Period and if the affected Eurodollar Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such Eurodollar Loan to such date. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

Section 2.17. Increased Costs.
(a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the Adjusted LIBO Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;
(ii) subject any Lender or the Issuing Bank to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.19 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or
(iii) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition, cost or expense affecting this Agreement or any Eurodollar Loans made by such Lender or any Letter of Credit or any participation therein;
and the result of either of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining a Eurodollar Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Administrative Borrower (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within five Business Days after the date of such notice and demand, additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of the Parent Company of such Lender or the Issuing Bank’s) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of the Parent Company of such Lender or the Issuing Bank with respect to capital adequacy) then, from time to time, within five (5) Business Days after receipt by the Administrative Borrower of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth: (i) the amount or amounts necessary to compensate such Lender, the Issuing Bank or the Parent Company of such Lender or the Issuing Bank, as the case may be, specified in paragraph (a) or (b) of this Section 2.17 and (ii) in reasonable detail the basis of the calculation of such amount or amounts, shall be delivered to the Administrative Borrower (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.17 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.
Section 2.18. Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any Eurodollar Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within five (5) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Loan if such event had not occurred at the Adjusted LIBO Rate applicable to such Eurodollar Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Loan for the same period if the Adjusted LIBO Rate were set on the date such Eurodollar Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such Eurodollar Loan. A certificate setting forth: (i) any additional amount payable under this Section 2.18 and (ii) in reasonable detail the basis of the calculation of such additional amount, submitted to the Administrative Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.
Section 2.19. Taxes.
(a) Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to Indemnified Taxes and Other Taxes) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law (provided that with respect to property taxes relating to Real Estate subject to a Mortgage, the timeframe for payment of such taxes shall be governed by the applicable Mortgage).
(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within five (5) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.19) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth: (i) the amount of such payment or liability and (ii) in reasonable detail the basis of the calculation of such payment or liability, delivered to the Administrative Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Administrative Borrower shall, to the extent available to the Administrative Borrower, deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Administrative Borrower (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which eliminates or reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A), or the obligation of the Borrowers hereunder is not, with respect to such Foreign Lender, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that section; (2) the Foreign Lender is not a 10% shareholder of any Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to any Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Administrative Borrower and the Administrative Agent such forms on or before the date that it becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Administrative Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Administrative Borrower (or any other form of certification adopted by the Internal Revenue Service for such purpose).
Section 2.20. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.17, Section 2.18 or Section 2.19, or otherwise) prior to 12:00 noon on the date when due, in immediately available funds, free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.17, Section 2.18 and Section 2.19 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b) [intentionally omitted].

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d) Unless the Administrative Agent shall have received notice from the Administrative Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
Section 2.21. Letters of Credit.
(a) During the Availability Period, the Issuing Bank, in reliance upon the agreements of the other Lenders pursuant to Section 2.21(d), agrees to issue, at the request of the Administrative Borrower, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Revolving Commitment Termination Date; (ii) each Letter of Credit shall be in a stated amount of at least $100,000; and (iii) the Administrative Borrower may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment or (B) the Aggregate Revolving Credit Exposure would exceed the lesser of (1) the Aggregate Revolving Commitment Amount and (2) the Borrowing Base then in effect. Each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in each Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit on the date of issuance with respect to all other Letters of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Administrative Borrower shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions in Article III, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Administrative Borrower shall have executed and delivered any additional applications, agreements and instruments relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such applications, agreements or instruments and this Agreement, the terms of this Agreement shall control.
(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.21(a) or that one or more conditions specified in Article III are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.
(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Administrative Borrower and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement thereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Lenders with respect to such LC Disbursement. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing, without presentment, demand or other formalities of any kind. Unless the Administrative Borrower shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. on the Business Day immediately prior to the date on which such drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Administrative Borrower shall be deemed to have timely given a Notice of Revolving Borrowing to the Administrative Agent requesting the Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank; provided, that for purposes solely of such Borrowing, the conditions precedent set forth in Section 3.2 shall not be applicable. The Administrative Agent shall notify the Lenders of such Borrowing in accordance with Section 2.3, and each Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.5. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Lender purchased pursuant to subsection (a) in an amount equal to its Pro Rata Share of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Lender shall promptly transfer, in immediately available funds, the amount of its participation to the Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Lender its Pro Rata Share of such payment; provided, that if such payment is required to be returned for any reason to the Borrowers or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.
(f) To the extent that any Lender shall fail to pay any amount required to be paid pursuant to paragraphs (d) or (e) of this Section on the due date therefor, such Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate; provided, that if such Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Lender shall be obligated to pay interest on such amount at the rate set forth in Section 2.12(c).

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Administrative Borrower receives notice from the Administrative Agent or the Required Lenders demanding that its reimbursement obligations with respect to the Letters of Credit be Cash Collateralized pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Bank and the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid fees thereon; provided, that such obligation to Cash Collateralize the reimbursement obligations of the Borrowers with respect to Letters of Credit shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in clause (g) or (h) of Section 8.1. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Each Borrower agrees to execute any documents and/or certificates to effectuate the intent of this paragraph. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement and the other Loan Documents. If the Borrowers are required to Cash Collateralize the reimbursement obligations of the Borrowers with respect to Letters of Credit as a result of the occurrence of an Event of Default, such cash collateral so posted (to the extent not so applied as aforesaid), including interest and profits, if any, on any such investments, as aforesaid, shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
(h) Promptly following the end of each calendar quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Administrative Borrower a report describing the aggregate Letters of Credit outstanding at the end of such Fiscal Quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.
(i) The Borrowers’ obligation to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:
(i) Any lack of validity or enforceability of any Letter of Credit or this Agreement;
(ii) The existence of any claim, set-off, defense or other right which any Borrower or any Subsidiary or Affiliate of any Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;
(iii) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not comply with the terms of such Letter of Credit;
(v) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.21, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
(vi) The existence of a Default or an Event of Default.
Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Related Party of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any actual direct damages (as opposed to special, indirect (including claims for lost profits or other consequential damages), or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised due care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(j) Unless otherwise expressly agreed by the Issuing Bank and the Administrative Borrower when a Letter of Credit is issued and subject to applicable laws, (i) each standby Letter of Credit shall be governed by the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), (ii) each documentary Letter of Credit shall be governed by the Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600 (or such later revision as may be published by the International Chamber of Commerce on any date any Letter of Credit may be issued) and (iii) the Administrative Borrower shall specify the foregoing in each letter of credit application submitted for the issuance of a Letter of Credit.

Section 2.22. Cash Collateralization of Defaulting Lender Commitment.
If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:
(a) each of the Issuing Bank and the Swingline Lender is hereby authorized by the Borrowers (which authorization is irrevocable and coupled with an interest) to give, in its discretion, through the Administrative Agent, Notices of Borrowing pursuant to Section 2.3 in such amounts and in such times as may be required to (i) reimburse an outstanding LC Disbursement, and (ii) repay an outstanding Swingline Loan, as applicable;
(b) the Borrowers will, not later than three (3) Business Days after demand by the Administrative Agent (at the direction of the Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize a portion of the obligations of the Borrowers to the Issuing Bank and the Swingline Lender equal to such Defaulting Lender’s LC Exposure or Swingline Exposure, as the case may be, (b) in the case of such Swingline Exposure, prepay all Swingline Loans, or (c) make other arrangements satisfactory to the Administrative Agent, and to the Issuing Bank and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender; and
(c) any amount paid by the Borrowers for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until the termination of the Commitments at which time the funds in such account will be applied by the Administrative Agent, to the fullest extent permitted by law, in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then current interest due and payable to the Non-Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and seventh to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

Section 2.23. Increase of Revolving Commitments; Additional Lenders.
(a) So long as no Default or Event of Default has occurred and is continuing, from time to time after the Restatement Date, the Administrative Borrower may, upon at least 30 days’ written notice to the Administrative Agent (who shall promptly provide a copy of such notice to each Lender), propose to increase the Aggregate Revolving Commitments by an amount not to exceed $100,000,000 (the amount of any such increase, the “Additional Revolving Commitment Amount”); provided, that any proposed Additional Revolving Commitment Amount shall not be less than $20,000,000. Each Lender shall have the right for a period of 15 days following receipt of such notice, to elect by written notice to the Administrative Borrower and the Administrative Agent to increase its Revolving Commitment by a principal amount equal to its Pro Rata Share of the Additional Revolving Commitment Amount. No Lender (or any successor thereto) shall have any obligation to increase its Revolving Commitment or its other obligations under this Agreement and the other Loan Documents, and any decision by a Lender to increase its Revolving Commitment shall be made in its sole discretion independently from any other Lender.
(b) If any Lender shall not elect to increase its Revolving Commitment pursuant to subsection (a) immediately above, the Administrative Borrower may designate another bank or other financial institution (which may be, but need not be, one or more of the existing Lenders) which at the time agrees to, in the case of any such Person that is an existing Lender, increase its Revolving Commitment and in the case of any other such Person (an “Additional Lender”), become a party to this Agreement; provided, however, that any new bank or financial institution must be acceptable to the Administrative Agent (which acceptance shall not unreasonably be withheld) and the Administrative Borrower. The sum of the increases in the Revolving Commitments of the existing Lenders pursuant to this subsection (b) plus the Revolving Commitments of the Additional Lenders shall not in the aggregate exceed the unsubscribed amount of the Additional Revolving Commitment Amount.
(c) An increase in the aggregate amount of the Revolving Commitments pursuant to this subsection (c) shall become effective upon the receipt by the Administrative Agent of an supplement or joinder in form and substance satisfactory to the Administrative Agent executed by each Borrower and by each Additional Lender and by each other Lender whose Revolving Commitment is to be increased, setting forth the new Revolving Commitments of such Lenders and setting forth the agreement of each Additional Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof, together with Notes evidencing such increase in the Revolving Commitments, and such evidence of appropriate corporate authorization on the part of the Borrowers with respect to the increase in the Revolving Commitments and such opinions of counsel for the Borrowers with respect to the increase in the Revolving Commitments as the Administrative Agent may reasonably request.
(d) Upon the acceptance of any such agreement by the Administrative Agent, the Aggregate Revolving Commitment Amount shall automatically be increased by the amount of the Revolving Commitments added through such agreement and Schedule II shall automatically be deemed amended to reflect the Revolving Commitments of all Lenders after giving effect to the addition of such Revolving Commitments.

(e) Upon any increase in the aggregate amount of the Revolving Commitments pursuant to this Section 2.23 that is not pro rata among all Lenders, (x) within five Business Days, in the case of any Base Rate Loans then outstanding, and at the end of the then current Interest Period with respect thereto, in the case of any Eurodollar Loans then outstanding, the Borrowers shall prepay such Loans in their entirety and, to the extent the Administrative Borrower elects to do so and subject to the conditions specified in Article III, the Administrative Borrower shall reborrow Loans from the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase, until such time as all outstanding Loans are held by the Lenders in proportion to their respective Revolving Commitments after giving effect to such increase and (y) effective upon such increase, the amount of the participations held by each Lender in each Letter of Credit then outstanding shall be adjusted automatically such that, after giving effect to such adjustments, the Lenders shall hold participations in each such Letter of Credit in proportion to their respective Revolving Commitments.
Section 2.24. Mitigation of Obligations. If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.17 or Section 2.19, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all costs and expenses incurred by any Lender in connection with such designation or assignment, promptly upon such Lender’s provision to the Administrative Borrower of reasonable documentation of such costs and expenses.
Section 2.25. Replacement of Lenders. If any Lender requests compensation under Section 2.17, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.19, or if any Lender is a Defaulting Lender, then the Borrowers may, at their sole expense and effort (but without prejudice to any rights or remedies the Borrowers may have against such Defaulting Lender), upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender but excluding any Defaulting Lender); provided, that (i) the Administrative Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts) and (iii) in the case of a claim for compensation under Section 2.17 or payments required to be made pursuant to Section 2.19, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.26. Application of Payments.
(a) Payments Prior to Event of Default. Prior to the occurrence and continuance of an Event of Default, all amounts received by the Administrative Agent from the Borrowers (other than payments specifically earmarked for application to certain principal, interest, fees or expenses hereunder or payments made pursuant to Section 2.11 (which shall be applied as earmarked or, with respect to payments under Section 2.11, as set forth in Section 2.11), shall be distributed by the Administrative Agent in the following order of priority:
FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred by the Administrative Agent in connection with the enforcement of the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents and (ii) any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents and interest accrued thereon;
SECOND, pro rata, to the payment of any fees then due and payable to the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Documents;
THIRD, pro rata, to the payment of all Obligations consisting of accrued fees and interest then due and payable to the Lenders hereunder;
FOURTH, to the payment of principal then due and payable on the Swingline Loans;
FIFTH, to the payment of principal then due and payable on the Revolving Loans;
SIXTH, to the payment of the Obligations arising in respect of Bank Products then due and payable; and
SEVENTH, to the payment of all other Obligations not otherwise referred to in this Section 2.26(a) then due and payable.
Subject to items “FIRST” through “SEVENTH” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Amounts distributed with respect to any Indebtedness in respect of Bank Products shall be the lesser of the applicable Bank Product Amount last reported to Administrative Agent or the actual amount of such Indebtedness, as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Indebtedness in respect of Bank Products, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Lender or Affiliate of a Lender providing such Bank Products. In the absence of such notice, Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

(b) Payments Subsequent to Event of Default. Notwithstanding anything in this Agreement or any other Loan Document which may be construed to the contrary, subsequent to the occurrence and during the continuance of an Event of Default, payments and prepayments with respect to the Obligations made to the Administrative Agent, the Issuing Bank or the Lenders, or any of them, or otherwise received by any of the foregoing Persons (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to Section 2.20):
FIRST, pro rata, to the payment of (i) out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Administrative Agent incurred in connection with the enforcement of the rights of the Administrative Agent, the Issuing Bank and the Lenders under the Loan Documents and (ii) any Agent Advances made by the Administrative Agent under or pursuant to the terms of the Loan Documents (including any costs incurred in connection with the sale or disposition of any Collateral);
SECOND, pro rata, to payment of any fees owed to the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder or under any other Loan Document;
THIRD, to the payment of out-of-pocket costs and expenses (including reasonable attorneys’ fees) of the Lenders incurred in connection with the enforcement of their respective rights under the Loan Documents;
FOURTH, to the payment of all obligations consisting of accrued fees and interest payable to the Lenders hereunder;
FIFTH, to the payment of the principal of the Swingline Loans then outstanding;
SIXTH, pro rata, to (i) the payment of principal on the Revolving Loans then outstanding, and (ii) the Letter of Credit Reserve Account to the extent of one hundred five percent (105%) of any LC Exposure then outstanding;
SEVENTH, to the payment of any Obligation arising in respect of Bank Products;
EIGHTH, to any other Obligations not otherwise referred to in this Section 2.26(b); and
NINTH, upon satisfaction in full of all Obligations, to the Borrowers or as otherwise required by law.
Subject to items “FIRST” through “EIGHTH” preceding, the Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Obligations. Amounts distributed with respect to any Indebtedness in respect of Bank Products shall be the lesser of the applicable Bank Product Amount last reported to Administrative Agent or the actual amount of such Indebtedness, as calculated by the methodology reported to the Administrative Agent for determining the amount due. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Indebtedness in respect of Bank Products, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the relevant Lender or Affiliate of a Lender providing such Bank Products. In the absence of such notice, Administrative Agent may assume the amount to be distributed is the Bank Product Amount last reported to it.

Section 2.27. Bank Products. The Borrowers may obtain Bank Products from any Lender or any of their respective Affiliates, although the Borrowers are not required to do so. To the extent Bank Products are provided by an Affiliate of any Lender, Borrowers agree to indemnify and hold the Administrative Agent and Lenders harmless from any and all costs and obligations now or hereafter incurred by any of the Lenders which arise from any indemnity given by any Lender to any of their respective Affiliates related to such Bank Products; provided, however, that nothing contained herein is intended to limit any Borrower’s rights, with respect to any Lender or any Lender’s Affiliates, if any, that arise as a result of the execution of Bank Product Documents. The agreement contained in this Section 2.27 shall survive termination of this Agreement. The Borrowers acknowledge and agree that the obtaining of Bank Products from any Lender or such Lender’s Affiliates (a) is in the sole and absolute discretion of such Lender or such Lender’s Affiliates, and (b) is subject to all rules and regulations of such Lender or such Lender’s Affiliates.
ARTICLE III
CONDITIONS PRECEDENT TO LOANS AND LETTERS OF CREDIT
Section 3.1. Conditions To Effectiveness. This Agreement, and the obligations of the Lenders (including the Swingline Lender) to make Loans and the obligation of the Issuing Bank to issue any Letter of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2).
(a) The Administrative Agent, its Affiliates and the Lenders shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Restatement Date, including reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Administrative Agent) required to be reimbursed or paid by the Borrowers hereunder, under any other Loan Document and under any agreement with the Administrative Agent or SunTrust Robinson Humphrey, Inc.
(b) The Administrative Agent (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Required Lenders:
(i) a duly executed and effective notice from the Company of a voluntary reduction of the Aggregate Revolving Commitments under the Existing Credit Agreement in an amount not less than $50,000,000;
(ii) a counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;
(iii) duly executed Notes payable to each applicable Lender;
(iv) one or more Perfection Certificates duly completed and executed by each of the Borrowers;

(v) the Security Agreement duly executed by the Borrowers, together with UCC financing statements, delivery of all certificated securities and instruments pledged under the Security Agreement, executed stock powers and other appropriate endorsements and other documents related thereto;
(vi) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering all Real Estate listed on Schedule 3.1, together with legal opinions relating to the validity and enforceability thereof, and such other related documents, agreements, instruments as may be reasonably required by the Administrative Agent;
(vii) a certificate of the Secretary or Assistant Secretary of each Borrower in the form of Exhibit 3.1(b)(vii), attaching and certifying copies of its Organizational Documents, and of the resolutions of its board of directors or similar governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party and certifying the name, title and true signature of each officer of each Borrower executing the Loan Documents to which it is a party;
(viii) a certificate of good standing from the Secretary of State of the jurisdiction of incorporation or organization of each Borrower;
(ix) a favorable written opinion of Baker & Hostetler, LLP, counsel to the Borrowers, together with local counsel opinions described in clause (vi) above, in each case addressed to the Administrative Agent and each of the Lenders, and covering such matters relating to the Borrowers, the Loan Documents and the transactions contemplated therein as the Administrative Agent or the Required Lenders shall reasonably request;
(x) a certificate in the form of Exhibit 3.1(b)(x), dated the Restatement Date and signed by a Responsible Officer, certifying that (x) no Default or Event of Default exists, (y) all representations and warranties of the Borrowers set forth in the Loan Documents are true and correct and (z) since the date of the financial statements of the Company described in Section 4.5, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;
(xi) certified copies of all consents, approvals, authorizations, registrations and filings and orders required or advisable to be made or obtained under any Requirement of Law, or by any Contractual Obligation of any Borrower, in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents or any of the transactions contemplated thereby, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired, and no investigation or inquiry by any Governmental Authority regarding this Agreement or any transaction being financed with the proceeds hereof shall be ongoing;
(xii) copies of the audited consolidated financial statements for the Company and its Subsidiaries for the Fiscal Years ended 2006, 2007 and 2008 including balance sheets, statements of income, stockholders’ equity and cash flows, all in reasonable detail and reported on by independent public accountants of nationally recognized standing and in accordance with GAAP;

(xiii) Certificates of insurance with respect to the Borrowers describing the types and amounts of insurance (property and liability) maintained by the Borrowers, naming the Agent as additional insured on liability policies and with lender loss payee endorsements for property and casualty policies, in each case, meeting the requirements of Section 5.8;
(xiv) Pay-off letters, termination statements, canceled mortgages and the like required by the Administrative Agent in connection with the removal of any Liens (other than Permitted Liens), including, without limitation, all tax liens, against the assets of the Borrowers;
(xv) UCC, tax lien and judgment search results with respect to each Borrower from all appropriate jurisdictions and filing offices;
(xvi) Delivery of Collateral Access Agreements, Blocked Account Agreements, leases, bailee agreements, intellectual property licenses, inventory licensing agreements, all other Material Contracts and such other diligence items as the Administrative Agent may require;
(xvii) Evidence satisfactory to the Administrative Agent that the Liens granted pursuant to the Security Documents will be first priority perfected Liens on the Collateral (subject only to Permitted Liens);
(xviii) Completion of due diligence regarding the Eligible Tax Refund with results of such due diligence being satisfactory to Administrative Agent and the Arranger in their sole discretion;
(xix) Commencement of field audits of all Accounts and Inventory by auditors and appraisers selected by the Administrative Agent and the Arranger;
(xx) The cash management system of the Borrowers, including without limitation all Collateral Related Accounts and the Blocked Accounts, shall be reasonably satisfactory to the Administrative Agent and shall provide for springing full dominion and control in favor of the Administrative Agent over all deposit accounts, if an Event of Default has occurred and is continuing;
(xxi) The Administrative Agent shall have received a Borrowing Base Certificate reflecting that, among other things, as of the Restatement Date and after giving effect to all Obligations outstanding hereunder and any Borrowings requested to be made or Letters of Credit to be issued on the Restatement Date, a 20% Triggering Event shall not occur (with trade payables being paid currently, expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without deterioration in working capital);

(xxii) A duly executed and completed Post-Closing Matters Agreement; and
(xxiii) Confirmation that no litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against any Borrower that could reasonably be expected to have a Material Adverse Effect.
(c) The Administrative Agent shall have received evidence satisfactory to it that all Necessary Authorizations are in full force and effect and are not subject to any pending or threatened reversal or cancellation, that no other consents or approvals are required and that no Default exists, after giving effect to the initial Loans hereunder, and the Administrative Agent shall have received a certificate of a Responsible Officer of the Administrative Borrower so stating.
(d) The Administrative Agent shall have completed such other business and legal due diligence with respect to the Borrowers and the results thereof shall be acceptable to the Administrative Agent, in its sole discretion.
Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Restatement Date specifying its objection thereto.
Section 3.2. Each Credit Event. The obligation of each Lender to make a Loan (but excluding Loans, the proceeds of which are to reimburse the Administrative Agent for Agent Advances) on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:
(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall exist;
(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, all representations and warranties of the Borrowers set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, extension or renewal of such Letter of Credit, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case before and after giving effect thereto;
(c) since the date of the financial statements of the Company described in Section 4.5, there shall have been no change which has had or could reasonably be expected to have a Material Adverse Effect;

(d) the Administrative Borrower shall have delivered the required Notice of Borrowing, if applicable;
(e) Excess Availability at the time of any request for a Borrowing or issuance, of a Letter of Credit hereunder is greater than or equal to the amount of such requested Loan or Letter of Credit; and
(f) the Administrative Agent shall have received such other documents, certificates or information as the Administrative Agent or the Required Lenders may reasonably request, all in form and substance reasonably satisfactory to the Administrative Agent or the Required Lenders.
In addition to the other conditions precedent herein set forth, if any Lender is a Defaulting Lender at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the Issuing Bank will not be required to issue any Letter of Credit or to extend, renew or amend any outstanding Letter of Credit and the Swingline Lender will not be required to make any Swingline Loan, unless the Issuing Bank or the Swingline Lender, as the case may be, is satisfied that any exposure that would result therefrom is fully covered or eliminated by the Borrowers Cash Collateralizing the obligations of the Borrowers in respect of such Letter of Credit or Swingline Loan in an amount at least equal to the aggregate amount of the obligations (contingent or otherwise) of such Defaulting Lender in respect of such Letter of Credit or Swingline Loan, or makes other arrangements satisfactory to the Administrative Agent, the Issuing Bank and the Swingline Lender in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender; provided that no such Cash Collateralization will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender, or cause such Defaulting Lender to be a Non-Defaulting Lender.
Each Borrowing and each issuance, amendment, extension or renewal of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section 3.2.
Section 3.3. Delivery of Documents. All of the Loan Documents, certificates, legal opinions and other documents and papers referred to in this Article III, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance satisfactory in all respects to the Administrative Agent.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
The Borrowers represent and warrant to the Administrative Agent and each Lender as follows:
Section 4.1. Existence; Power. Each Borrower and each Subsidiary (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 4.2. Organizational Power; Authorization. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party are within such Borrower’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action. This Agreement has been duly executed and delivered by each Borrower, and constitutes, and each other Loan Document to which each Borrower is a party, when executed and delivered by such Borrower, will constitute, valid and binding obligations of such Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.
Section 4.3. Capital Stock and Related Matters. The authorized Equity Interests as of the Restatement Date of each Borrower and each Subsidiary and the number of shares of such Equity Interests that are issued and outstanding as of the Restatement Date are as set forth on Schedule 4.3. All of the shares of such Equity Interests that are issued and outstanding as of the Restatement Date have been duly authorized and validly issued and are fully paid and non-assessable. None of such Equity Interests have been issued in violation of the Securities Act, or the securities, “Blue Sky” or other Applicable Laws of any applicable jurisdiction. As of the Restatement Date, the Equity Interests of each such Borrower (other than the Company) and each Subsidiary are owned by the parties listed on Schedule 4.3 in the amounts set forth on such schedule and a description of the Equity Interests of each such party is listed on Schedule 4.3. Except as described on Schedule 4.3, no Borrower and no Subsidiary has outstanding any stock or securities convertible into or exchangeable for any shares of its Equity Interests, nor are there any preemptive or similar rights to subscribe for or to purchase, or any other rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments, or claims of any character relating to, any Equity Interests or any stock or securities convertible into or exchangeable for any Equity Interests. Except as set forth on Schedule 4.3, no Borrower and no Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or to register any shares of its Equity Interests, and there are no agreements restricting the transfer of any shares of such Borrower’s or such Subsidiary’s Equity Interests or restricting the ability of any Subsidiary of any Borrower from making distributions, dividends or other Restricted Payments to such Borrower.
Section 4.4. Governmental Approvals; No Conflicts. The execution, delivery and performance by each Borrower of this Agreement and each of the other Loan Documents and the Bank Product Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, and except for filings required by applicable securities laws and regulations, which filings have been made or will be made on or prior to the date on which such filings are required to be made, (b) will not violate any Requirements of Law applicable to each Borrower or any Subsidiary or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding on each Borrower or any Subsidiary or any of its assets or give rise to a right thereunder to require any payment to be made by each Borrower or any Subsidiary and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower or any Subsidiary, except Liens (if any) created under the Loan Documents.

Section 4.5. Financial Statements. The Company has furnished to each Lender (i) the audited consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 and the related consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, accompanied by the opinion of Deloitte & Touche LLP and (ii) the unaudited financial statements of the Company and its Subsidiaries as of June 30, 2009, consisting of consolidated balance sheet and the related consolidated statements of income, shareholders’ equity and cash flows for the six-month period ending on such date. Such financial statements fairly present the consolidated financial condition of the Company and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP consistently applied, subject to year end audit adjustments and the absence of footnotes. Since December 31, 2008, there have been no changes with respect to the Company and its Subsidiaries which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.6. Liabilities, Litigation and Environmental Matters.
(a) As of the Restatement Date, except for liabilities incurred in the normal course of business, no Borrower and no Subsidiary has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in Section 4.5 or with respect to the Obligations. As of the Restatement Date, except as described on Schedule 4.6(a), there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or any Subsidiary or any of their respective properties which could reasonably be expected to result in any judgment against or liability of such Borrower or Subsidiary in excess of $250,000 in the aggregate with respect to all Borrowers and their Subsidiaries, or the loss of any certification or license material to the operation of such Borrower’s or Subsidiary’s business. None of such litigation disclosed on Schedules 4.6(a), individually or collectively, could reasonably be expected to have a Material Adverse Effect. No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrowers, threatened against any Borrower or any Subsidiary which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.
(b) Except for the matters set forth on Schedule 4.6(b), no Borrower and no Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability, except, in the case of any of the foregoing, where such failure or actual or possible liability, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 4.7. Compliance with Laws and Agreements. Each of the Borrowers and each Subsidiary are in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all indentures, agreements or other instruments binding upon them or their properties, except where non-compliance, either singly or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 4.8. Material Contracts. Schedule 4.8 contains a complete list, as of the Restatement Date, of each Material Contract, true, correct and complete copies of which have been delivered to the Administrative Agent. No Borrower and no Subsidiary is in default under or with respect to any Material Contract to which it is a party or by which it or any of its properties are bound. Except as set forth on Schedule 4.8, none of the Material Contracts set forth on Schedule 4.8 requires the consent of any Person to the granting of a Lien in favor of the Administrative Agent on the rights of any Borrower thereunder.
Section 4.9. Investment Company Act, Etc. No Borrower and no Subsidiary is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from or registration or filing with, any Governmental Authority in connection therewith.
Section 4.10. Taxes. Except as set forth on Schedule 4.10, all federal, state and other tax returns of each Borrower and each Subsidiary required by law to be filed have been duly filed, all such tax returns are true, complete and correct in all material respects, and all federal, state, and other taxes (including without limitation, all real estate and personal property, income, franchise, transfer and gains taxes), all general or special assessments, and other governmental charges or levies upon each Borrower and each Subsidiary and any of their respective properties, income, profits, and assets, which are due and payable, have been paid, except any payment of any of the foregoing which such Borrower or such Subsidiary, as applicable, is currently contesting in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Borrower or such Subsidiary, as the case may be. No adjustment relating to any tax returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Borrower no basis exists for any such adjustment. The charges, accruals, and reserves on the books of the Borrowers and their Subsidiaries in respect of taxes are, in the reasonable judgment of the Borrowers, adequate. Except as set forth on Schedule 4.10, no Borrower and no Subsidiary is subject to audit for federal income tax for 2006 or any prior tax year, or has knowledge of any pending audit, by the Internal Revenue Service or any other taxing authority. Except as described in Schedule 4.10, no Borrower has executed or filed with the Internal Revenue Service or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any taxes. Except as set forth on Schedule 4.10, no Borrower and none of their respective predecessors are liable for any taxes: (i) under any agreement (including any tax sharing agreements) or (ii) to each Borrower’s knowledge, as a transferee. As of the Restatement Date, no Borrower has agreed, or been requested, to make any adjustment under Code Section 481(a), by reason of a change in accounting method or otherwise, which would have a Materially Adverse Effect.

Section 4.11. Margin Regulations. None of the proceeds of any of the Loans or Letters of Credit will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” with the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of the Regulation T, U or X. No Borrower and no Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock.”
Section 4.12. ERISA. Except as set forth on Schedule 4.12, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 4.12, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.
Section 4.13. Ownership of Property.
(a) Each Borrower and each Subsidiary has good title to, or valid leasehold interests in, all of its real and tangible personal property material to the operation of its business, including all such properties reflected in the most recent audited consolidated balance sheet of the Company referred to in Section 4.5 or purported to have been acquired by any Borrower or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are material to the business or operations of each Borrower and each Subsidiary are valid and subsisting and are in full force in all material respects.
(b) Except as set forth on Schedule 4.13(b), each Borrower and each Subsidiary owns, or is licensed, or otherwise has the right, to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by any Borrower or any Subsidiary does not infringe in any material respect on the rights of any other Person, except where the failure to have such rights, or any such infringement, could not reasonably be expected to result in a Material Adverse Effect.
(c) Except as set forth on Schedule 4.13(c), the properties of each Borrower and each Subsidiary are insured with financially sound and reputable insurance companies which are not Affiliates of any Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrowers or any applicable Subsidiary operates.
Section 4.14. Disclosure. The Company has duly filed all reports required to be filed with the Securities and Exchange Commission. None of the reports (including without limitation all reports that the Company is required to file with the Securities and Exchange Commission), financial statements, certificates or other information furnished by or on behalf of the Company to the Administrative Agent or any Lender in connection with the negotiation or syndication of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole, in light of the circumstances under which they were made, not misleading; provided, that with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 4.15. Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against any Borrower or any Subsidiary, or, to the Borrowers’ knowledge, threatened against any Borrower or any of its Subsidiaries, and no significant unfair labor practice, charges or grievances are pending against any Borrower or any of its Subsidiaries, or to the Borrowers’ knowledge, threatened against any of them before any Governmental Authority. All payments due from the Borrowers or any Subsidiary pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of such Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 4.16. Subsidiaries and Joint Ventures. Schedule 4.16 sets forth, for each Person set forth thereon, a complete and accurate statement of (i) the percentage ownership of each such Person by the applicable Borrower, (ii) the state or other jurisdiction of incorporation or formation, as appropriate, of each such Person, and the type of legal entity for each such Person, (iii) each state in which each such Person is qualified to do business on the Restatement Date and (iv) all of each such Person’s trade names, trade styles or doing business forms which such Person has used or under which such Person has transacted business during the five (5) year period immediately preceding the Restatement Date. No Borrower and no Subsidiary is a partner or joint venturer in any partnership or joint venture other than as expressly set described on Schedule 4.16.
Section 4.17. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Company and its Subsidiaries, taken as a whole, will not be “insolvent” within the meaning of such term as defined in § 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay their debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.
Section 4.18. OFAC. None of the Borrowers, or any Affiliate of the Borrowers (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loans hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country or for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
Section 4.19. Patriot Act. No Borrower nor any Subsidiary is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended or any enabling legislation or executive order relating thereto. No Borrower nor any Subsidiary is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. No Borrower nor any Subsidiary (i) is a blocked person described in section 1 of Executive Order 13224, signed by President George W. Bush on September 24, 2001 (a “Blocked Person”) or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 4.20. Real Property. All real property leased by each Borrower and each Subsidiary as of the Restatement Date, and the name of the lessor of such real property, is set forth in Schedule 4.20. The leases of each Borrower and each Subsidiary are valid, enforceable and in full force and effect, and have not been modified or amended, except as otherwise set forth in Schedule 4.20. The Borrowers and their Subsidiaries are the sole holders of the lessee’s interests under such leases, and have the right to pledge, mortgage, assign and sublet the same except as set forth in Schedule 4.20. No Borrower or any Subsidiary has made any pledge, mortgage, assignment or sublease of any of it rights under such leases except pursuant to the Loan Documents and as set forth in Schedule 4.20 and, there is no default or condition which, with the passage of time or the giving of notice, or both, would constitute a material default on the part of any of the Borrowers or their Subsidiaries or, to the knowledge of the Borrowers, any other party under such leases and the Borrowers and their Subsidiaries have paid all rents and other charges due and payable under such leases. A description of all Real Estate as of the Restatement Date is set forth in Schedule 4.20. As of the Restatement Date, no Borrower and no Subsidiary owns, leases or uses any real property other than as set forth on Schedule 4.20. Each Borrower and each Subsidiary owns good and marketable fee simple title to all of its Real Estate, and none of its respective Real Estate is subject to any Liens, except Permitted Liens. No Borrower and no Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any Real Estate or any real property leased by it.
Section 4.21. Security Interests. The security interests created by the Security Agreement and the other Security Documents in favor of the Administrative Agent for the benefit of the Lenders are legal, valid and enforceable security interests in all right, title and interest of the Borrowers in the Collateral, and the Administrative Agent, for the benefit of the Lenders, has a fully perfected first lien on, and security interest in, all right, title and interest in all of the collateral described therein (subject to Permitted Liens).
Section 4.22. Name of Borrowers. Except as set forth on Schedule 4.22, no Borrower and no Subsidiary has changed its name within the preceding five (5) years from the Restatement Date, nor has any Borrower or any Subsidiary transacted business under any other name or trade name.
Section 4.23. Representations and Warranties Relating to Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in the most recent Borrowing Base Certificate submitted to the Administrative Agent by the Administrative Borrower, to such Borrower’s knowledge, upon reasonable inquiry, such Account is not ineligible as of the date of such Borrowing Base Certificate by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

Section 4.24. Representations and Warranties Relating to Eligible Inventory. With respect to all Eligible Inventory, the Administrative Agent may rely upon all statements, warranties, or representations made in any Borrowing Base Certificate in determining the classification of such Inventory and in determining which items of Inventory listed in such Borrowing Base Certificate meet the requirements of eligibility
Section 4.25. No Fraudulent Conveyance. No Borrower has entered into this Agreement or any other Loan Document with the actual intent to hinder, delay, or defraud any creditor. The Borrowers have received reasonably equivalent value in exchange for their respective obligations under the Loan Documents. Giving effect to this Agreement and the Loans and other obligations hereunder, the fair saleable value of the Borrowers’ assets exceeds and will, immediately following the execution and delivery of this Agreement and the other Loan Documents, exceed the Borrowers’ total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of the Borrowers’ assets is and will, immediately following the execution and delivery of this Agreement and the other Loan Documents, be greater than the Borrowers’ probable liabilities, including the maximum amount of their contingent liabilities or its debts as such debts become absolute and matured. The Borrowers’ assets do not and, immediately following the execution and delivery of this Agreement and the other Loan Documents will not, constitute unreasonably small capital to carry out their business as conducted or as proposed to be conducted. The Borrowers do not intend to, and do not believe that they will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond their ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of the Borrowers).
ARTICLE V
AFFIRMATIVE COVENANTS
Each Borrower covenants and agrees that so long as any Lender has a Revolving Commitment hereunder or any Obligation remains unpaid or outstanding:
Section 5.1. Financial Statements and Other Information. The Administrative Borrower will deliver to the Administrative Agent and each Lender:
(a) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Company, a copy of the annual audited report for such Fiscal Year for the Company and its Subsidiaries, containing a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Company and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of the Company, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form (i) the figures for the corresponding quarter and the corresponding portion of the Company’s previous Fiscal Year (ii) deviations from budgeted projections previously delivered to the Administrative Agent for the corresponding quarter and the corresponding portion of such Fiscal Year;
(c) as soon as available and in any event within 30 days after the end of each month, an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income of the Company and its Subsidiaries for such month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding month and the corresponding portion of the Company’s previous Fiscal Year;
(d) concurrently with the delivery of the financial statements referred to in clauses (a), (b) and (c) above, a Compliance Certificate signed by the chief financial officer or treasurer of the Company, (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate, and if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrowers have taken or propose to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenant set forth in Article VI (whether or not such covenant is required to be tested at such time), and (iii) stating whether any change in GAAP or the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 4.5 and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; provided, however, that no action shall be required by the Borrowers under this clause (iii) to the extent any such change in GAAP or the application thereof does not affect or apply to the Borrowers or their Subsidiaries, including the presentation by the Borrowers of their financial statements;
(e) concurrently with the delivery of the financial statements referred to in clause (a) above, a list of all sales or other dispositions of assets made pursuant to Section 7.6(c) and Section 7.6(d) of this Agreement by the Company and its Subsidiaries during the Fiscal Year most recently ended, including a description of the type of replacement assets and amount and type of other proceeds, if any, received from such sales or other dispositions;
(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(g) no later than sixty (60) days after the end of each Fiscal Year, an annual budget for the current Fiscal Year approved by the board of directors of the Company including, without limitation, a four-quarter projected income statement, balance sheet, statement of cash flows and availability forecast on a quarter-by-quarter basis; and
(h) promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Company or any Subsidiary as the Administrative Agent or any Lender may reasonably request.
In the event that any financial statement delivered pursuant to Section 5.1(a) or (b), any Borrowing Base Certificate or any Compliance Certificate is shown to be inaccurate (regardless of whether this Agreement or any Revolving Commitment is in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Administrative Borrower shall immediately deliver to the Administrative Agent a corrected Compliance Certificate or Borrowing Base Certificate for such Applicable Period, (ii) the Applicable Margin for such Applicable Period shall be determined in accordance with the corrected Compliance Certificate or Borrowing Base Certificate, and (iii) the Borrowers shall immediately pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent to the Obligations in accordance with Section 2.11. This Section 5.1 shall not limit the rights of the Administrative Agent or the Lenders with respect to Section 2.12(c) and Article VIII hereof.
Any financial statements delivered pursuant to this Section 5.1 shall include segment reporting in accordance with Statement of Financial Accounting Standards 131.
Section 5.2. Notices of Material Events. The Administrative Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default or Event of Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrowers, affecting the Borrowers or any Subsidiary which, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any event or any other development by which any Borrower or any Subsidiary (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
(d) except to the extent that the actions, facts or circumstances described in Schedule 4.11 constitute or may result in an ERISA Event, the occurrence of any ERISA Event that alone, or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $2,000,000;

(e) the occurrence of any default or event of default, or the receipt by any Borrower or any Subsidiary of any written notice of an alleged default or event of default, with respect to any Material Indebtedness of a Borrower or any Subsidiary;
(f) upon (and in any event within five (5) Business Days of) any Borrower’s obtaining knowledge of the institution of, or a written threat of, any action, suit, governmental investigation or arbitration proceeding against any Borrower or any Subsidiary, which action, suit, governmental investigation or arbitration proceeding, if adversely determined, could expose, in such Borrower’s reasonable judgment, any Borrower or any Subsidiary to liability in an aggregate amount in excess of $500,000; and
(g) any other development in the business or affairs of a Borrower or a Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section 5.2 shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
Section 5.3. Existence; Conduct of Business. Each Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to, except as permitted by Section 7.3(a), preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business and will continue to engage in the same business as presently conducted or such other businesses that are reasonably related thereto; provided, that nothing in this Section 5.3 shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.3.
Section 5.4. Compliance with Laws, Etc. Each Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.5. Payment of Obligations. Each Borrower will, and will cause each of its Subsidiaries to, pay and discharge all of its obligations and liabilities (including without limitation all taxes, assessments and other government charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to pay or discharge any such obligations or liabilities could not reasonably be expected to result in a Material Adverse Effect.
Section 5.6. Books and Records. Each Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all financial transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of Borrowers in conformity with GAAP.

Section 5.7. Visitation, Inspection, Etc. Each Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Administrative Agent or any Lender, so long as the same does not unreasonably interfere with the business of the Borrowers or any Subsidiary, to (a) visit and inspect its properties, (b) examine its books and records and to make copies and take extracts therefrom, (c) to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, and (d) conduct appraisals, field examinations and audits of Accounts, Inventory, other Property of the Borrowers and their Subsidiaries, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request after reasonable prior notice to the Administrative Borrower; provided, the Borrowers shall only be obligated to reimburse the Administrative Agent for two Real Estate appraisals and two field audits in any twelve (12) month period; provided, further, that (i) if a 20% Triggering Event occurs, then the Borrowers shall be obligated to pay the Administrative Agent for three (3) field audits in any twelve month period and (ii) if an Event of Default has occurred and is continuing, then the Borrowers shall pay for as many field audits and real estate appraisals that the Administrative Agent requests in its Permitted Discretion; provided, further, if an Event of Default has occurred and is continuing, no prior notice shall be required; and provided, further, that each person obtaining any such information shall hold all such information in accordance with, and subject to, the confidentiality provisions of Section 10.11.
Section 5.8. Maintenance of Properties; Insurance. Each Borrower will, and will cause each of its Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted. Each Borrower will, and will cause each of its Subsidiaries to, maintain insurance including, but not limited to, liability, property insurance, commercial general liability, product liability, business interruption, directors’ and officers’ liability, workers’ compensation/employer’s liability and fidelity coverage insurance, in such amounts and against such risks as would be customary for companies in the same industry and of comparable size as the Borrowers and their Subsidiaries from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A+” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent. In addition to the foregoing, each Borrower further agrees to maintain and pay for insurance upon all goods constituting Collateral wherever located, in storage or in transit in vehicles, vessels or aircraft, including goods evidenced by documents, covering casualty, hazard, commercial general liability and such other risks and in such amounts as would be customary for companies in the same industry and of comparable size as the Borrower, from financially sound and reputable insurance companies having and maintaining an A.M. Best rating of “A+” or better and being in a size category of VI or larger or otherwise acceptable to the Administrative Agent to insure the interest of the Administrative Agent, the Issuing Bank and the Lenders in such Collateral. All such property insurance policies shall name the Administrative Agent as loss payee and all liability insurance policies shall name the Administrative Agent as additional insured. Each Borrower shall deliver the original certificates of insurance evidencing that the required insurance is in force together with satisfactory lender’s loss payable and additional insured, as applicable, endorsements. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation or modification of the policy for any reason whatsoever and a clause that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of any Borrower or owner of the Collateral nor by the occupation of the premises for purposes more hazardous than are permitted by said policy. If any Borrower fails to provide and pay for such insurance, the Administrative Agent may, at the Borrowers’ expense, procure the same, but shall not be required to do so. Each Borrower agrees to deliver to the Administrative Agent, promptly as rendered, true copies of all material reports made in any reporting forms to insurance companies, and such other reports made to insurance companies as the Administrative Agent may request from time to time.

Section 5.9. Use of Proceeds and Letters of Credit. The Borrowers will use the proceeds of all Loans to finance working capital needs, Capital Expenditures, acquisitions permitted pursuant to Section 7.4 and for other general corporate purposes of the Borrowers and their Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.
Section 5.10. Further Assurances. Each Borrower will, and will cause each Subsidiary to, execute any and all further documents, agreements and instruments, and take all such further actions which may be required under any applicable law, or which the Administrative Agent or any Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents. Without in any way limiting the foregoing, upon receipt of an affidavit of an officer of the Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of the Notes, any Mortgage relating to Real Estate or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Notes, Mortgages relating to Real Estate or such other Loan Document, the Borrowers will issue, in lieu thereof, a replacement thereof, dated the date of the original Notes, any Mortgage relating to Real Estate or such other Loan Document, as applicable, in the same principal amount thereof and otherwise of like tenor.
Section 5.11. Lien Perfection. Each Borrower agrees to take such action as may be requested by the Administrative Agent to perfect or continue the perfection of the Administrative Agent’s (on behalf of, and for the benefit of, the Lenders) security interest in the Collateral in accordance with the Security Agreement. Each Borrower hereby authorizes the Administrative Agent to file any such financing statement on such Borrower’s behalf describing the Collateral as “all assets of the debtor” or “all personal property of the debtor.”
Section 5.12. Location of Collateral. All Collateral, other than In-Transit Inventory and Inventory sold in the ordinary course of business, will at all times be kept by the Borrowers at one or more of the business locations of the Borrowers set forth in Schedule 5.12. The Inventory shall not, without the prior written approval of the Administrative Agent, be moved from the locations set forth on Schedule 5.12 except as permitted in the immediately preceding sentence and prior to an Event of Default, (a) sales or other dispositions of assets permitted pursuant to Section 7.6 and (b) the storage of Inventory at locations within the continental US other than those specified in the first sentence of this Section 5.12 if (i) the Administrative Borrower gives the Administrative Agent written notice of the new storage location at least thirty (30) days prior to storing Inventory at such location, (ii) the Lenders’ security interest in such Inventory is and continues to be a duly perfected, first priority Lien thereon, (iii) neither any Borrower’s nor the Administrative Agent’s right of entry upon the premises where such Inventory is stored or its right to remove the Inventory therefrom, is in any way restricted, (iv) either (A) the owner of such premises, and any bailee, warehouseman or similar party that will be in possession of such Inventory, shall have executed and delivered to the Administrative Agent a Collateral Access Agreement or (B) the Administrative Agent shall have established a Rent Reserve, in each case, to the extent such Person has a statutory priming Lien with respect to the Inventory at such location, and (v) all negotiable documents and receipts in respect of any Collateral maintained at such premises are promptly delivered to the Administrative Agent and any non-negotiable documents and receipts in respect of any Collateral maintained at such premises are issued to the Administrative Agent and promptly delivered to the Administrative Agent.

Section 5.13. Protection of Collateral. All insurance expenses and expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping the Collateral (including, without limitation, all rent payable by any Borrower to any landlord of any premises where any of the Collateral may be located), and any and all excise, property, sales, and use taxes imposed by any state, federal, or local authority on any of the Collateral or in respect of the sale thereof, shall be borne and paid by the Borrowers. If the Borrowers fail to promptly pay any portion thereof when due, the Lenders may, at their option, but shall not be required to, make a Base Rate Loan for such purpose and pay the same directly to the appropriate Person. The Borrowers agree to reimburse the Lenders promptly therefor with interest accruing thereon daily at the Default Rate provided in this Agreement. All sums so paid or incurred by the Lenders for any of the foregoing and all reasonable costs and expenses (including attorneys’ fees, legal expenses, and court costs) which the Lenders may incur in enforcing or protecting the Lien on or rights and interest in the Collateral or any of their rights or remedies under this or any other agreement between the parties hereto or in respect of any of the transactions to be had hereunder until paid by the Borrowers to the Lenders with interest at the Default Rate, shall be considered Obligations owing by the Borrowers to the Lenders hereunder. Such Obligations shall be secured by all Collateral and by any and all other collateral, security, assets, reserves, or funds of the Borrowers in or coming into the hands or inuring to the benefit of the Lenders. Neither the Administrative Agent nor the Lenders shall be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in the Lenders’ actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other person whomsoever, but the same shall be at the Borrowers’ sole risk.
Section 5.14. Assignments and Records of Accounts. If so requested by the Administrative Agent following an Event of Default, each Borrower shall execute and deliver to the Administrative Agent, for the benefit of the Lenders, formal written assignments of all of the Accounts daily, which shall include all Accounts that have been created since the date of the last assignment, together with copies of invoices or invoice registers related thereto. Each Borrower shall keep accurate and complete records of the Accounts and all payments and collections thereon.

Section 5.15. Administration of Accounts.
(a) The Administrative Agent retains the right after the occurrence and during the continuance of an Event of Default to notify the Account Debtors that the Accounts have been assigned to the Administrative Agent, for the benefit of the Lenders, and to collect the Accounts directly in its own name and to charge the collection costs and expenses, including attorneys’ fees, to the Borrowers. The Administrative Agent has no duty to protect, insure, collect or realize upon the Accounts or preserve rights in them. Each Borrower irrevocably makes, constitutes and appoints the Administrative Agent as such Borrower’s true and lawful attorney and agent-in-fact to endorse such Borrower’s name on any checks, notes, drafts or other payments relating to, the Accounts which come into the Administrative Agent’s possession or under the Administrative Agent’s control as a result of its taking any of the foregoing actions. Additionally, the Administrative Agent, for the benefit of the Lenders, shall have the right to collect and settle or adjust all disputes and claims directly with the Account Debtor and to compromise the amount or extend the time for payment of the Accounts upon such terms and conditions as the Administrative Agent may deem advisable, and to charge the deficiencies, reasonable costs and expenses thereof, including attorney’s fees, to the Borrowers.
(b) If an Account includes a charge for any tax payable to any governmental taxing authority, the Administrative Agent on behalf of the Lenders is authorized, in its sole discretion, to pay the amount thereof to the proper taxing authority for the account of the applicable Borrower and to make a Base Rate Advance to the Borrowers to pay therefor. The Borrowers shall notify the Administrative Agent if any Account includes any tax due to any governmental taxing authority and, in the absence of such notice, the Administrative Agent shall have the right to retain the full proceeds of the Account and shall not be liable for any taxes to any governmental taxing authority that may be due by any Borrower by reason of the sale and delivery creating the Account.
(c) Whether or not a Default has occurred, any of the Administrative Agent’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of the Lenders, or any designee of the Lenders or the Borrowers, to verify the validity, amount or other matter relating to any Accounts by mail, telephone, electronic mail, facsimilie or otherwise. The Borrowers shall cooperate fully with the Administrative Agent and the Lenders in an effort to facilitate and promptly conclude any such verification process.
Section 5.16. The Blocked Accounts.
(a) Each Collateral Related Account owned or maintained by the Borrowers shall be maintained at a bank or financial institution which is reasonably acceptable to the Administrative Agent (each such bank, a “Cash Management Bank”). As of the Restatement Date, each deposit account and securities account of the Borrowers are listed on Schedule 5.16 and such schedule designates which accounts are Collateral Related Accounts. Each Collateral Related Account maintained by any Borrower shall be subject to a control agreement and lockbox agreements as the Administrative Agent may reasonably require (a “Blocked Account Agreement”), each in form and substance reasonably satisfactory to the Administrative Agent and such bank or financial institution (each such account, a “Blocked Account”). Each such Blocked Account Agreement shall provide, among other things, that from and after the Restatement Date, the relevant Cash Management Bank, agrees, from and after the receipt of a notice (an “Activation Notice”) from the Administrative Agent (which Activation Notice shall (unless otherwise directed by the Required Lenders) be given by the Administrative Agent at any time at which (i) an Event of Default has occurred and is continuing or (ii) after October 15, 2009, a 20% Triggering Event has occurred for three (3) consecutive Business Days (the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Collateral Related Account, as the case may be to the Administrative Agent per its instructions and to commence the process of daily sweeps from such account to the Administrative Agent; provided, however, that after an Activation Event has occurred, if Excess Availability on each day during any period of forty-five (45) consecutive calendar days is greater than the lesser of (A) $30,000,000 or (B) twenty percent (20%) of the Aggregate Revolving Commitments, the Administrative Agent shall terminate the Activation Notice previously given; provided, further, that in the event that an Activation Event occurs more than twice in any twelve-month period, the Administrative Agent shall not thereafter be permitted to terminate any Activation Notices previously given and such Activation Event shall at all times thereafter continue to exist.

(b) In the event that any Borrower shall at any time receive any remittances of any of the foregoing directly or shall receive any other funds representing proceeds of the Collateral, such Borrower shall hold the same as trustee for the Administrative Agent, shall segregate such remittances from its other assets, and shall promptly deposit the same into a Blocked Account.
Section 5.17. Formation of Subsidiaries. At the time of the formation of any direct or indirect Domestic Subsidiary of any Borrower after the Restatement Date or the acquisition of any direct or indirect Domestic Subsidiary of any Borrower after the Restatement Date, the Borrowers, as appropriate, shall (a) cause such Subsidiary to provide to the Administrative Agent, for the benefit of the Lenders, a joinder and supplement to this Agreement substantially in the form of Exhibit E (each, a “Joinder to Credit Agreement”), pursuant to which such Subsidiary shall agree to join as a Borrower under this Agreement, a supplement to the Security Agreement, and such other security documents, together with appropriate Uniform Commercial Code financing statements, all in form and substance reasonably satisfactory to the Administrative Agent and (b)  provide to the Administrative Agent, for the benefit of the Lenders, all other documentation, including one or more opinions of counsel satisfactory to the Administrative Agent, which in its reasonable opinion is appropriate with respect to such formation or acquisition and the execution and delivery of the applicable documentation referred to above. Nothing in this Section 5.17 shall authorize any Borrower or any Subsidiary of a Borrower to form or acquire any Subsidiary absent express authorization to so form or acquire such Subsidiary pursuant to Article 7. Any document, agreement or instrument executed or issued pursuant to this Section 5.17 shall be a “Loan Document” for purposes of this Agreement.
Section 5.18. Borrowing Base Certificates.
(a) Commencing on and after October 15, 2009, within three (3) Business Days after the end of each fiscal week following the date on which a 20% Triggering Event has occurred, then prior to 2:00 p.m. the Administrative Borrower shall deliver to the Administrative Agent, (A) a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal week, which shall be in such form as shall be satisfactory to the Administrative Agent, including (without limitation) a roll-forward of all origination and collection activity for Accounts, (B) an Inventory status report (C) a categorical breakdown of all Inventory and Accounts, (D) an aging of all Accounts as of such date and (E) account statements with respect to each Collateral Related Account, in each case in form and substance satisfactory to the Administrative Agent, together with such other reports and supporting documentation as the Administrative Agent may reasonably request regarding the calculation of the Borrowing Base; provided that, thereafter, if Excess Availability on each day during any period of forty-five (45) consecutive calendar days is greater than the lesser of (A) $30,000,000 or (B) twenty percent (20%) of the Aggregate Revolving Commitments, Borrowing Base Certificates shall no longer be required to be delivered on a weekly basis until the occurrence of the next 20% Triggering Event.

(b) Within (i) fifteen (15) days after the end of each fiscal month, the Administrative Borrower shall deliver to the Administrative Agent, (A) a Borrowing Base Certificate as of the last day of the prior fiscal month, which shall be in such form as shall be satisfactory to the Administrative Agent, including (without limitation) a roll-forward of all origination and collection activity for Accounts, (B) an Inventory status report, (C) a categorical breakdown of all Inventory and Accounts, (D) an aging of all Accounts as of such date and (E) account statements with respect to each Collateral Related Account, in each case in form and substance satisfactory to the Administrative Agent, together with such other reports and supporting documentation as the Administrative Agent may reasonably request regarding the calculation of the Borrowing Base; provided, however, so long as there are no outstanding Loans or Letters of Credit as of such date of determination, the Borrowers shall only be required to deliver the Borrowing Base Certificate without such supporting documentation.
Section 5.19. Estoppel Certificates.
(a) After request by the Administrative Agent, the Borrowers shall, within fifteen (15) days of such request, furnish the Administrative Agent for the benefit of Lenders or any proposed assignee or any Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Notes, (ii) the unpaid principal amount of the Notes, (iii) the rate of interest of the Notes, (iv) the terms of payment and maturity date of the Notes, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Notes, the Mortgages on any Real Estate and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification, (viii) whether any offsets or defenses exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof and (ix) as to any other matters reasonably requested by the Administrative Agent and reasonably related to the obligations created and evidenced by this Agreement, the Loan Documents, the Mortgages or the applicable Real Estate.
(b) The Borrowers shall use their commercially reasonable best efforts to deliver to the Administrative Agent for the benefit of the Lenders, promptly upon request of the Administrative Agent, duly executed estoppel certificates from any one or more Tenants (as defined in the applicable Mortgage relating to Real Estate) attesting to such facts regarding any Lease as the Administrative Agent may require, including, but not limited to, attestations that each such Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.
(c) The Borrowers shall deliver to the Administrative Agent for the benefit of the Lenders upon request, estoppel certificates from each party under the Property Documents (as defined in the applicable Mortgage relating to Real Estate) in form and substance reasonably acceptable to Mortgagee.

ARTICLE VI
FINANCIAL COVENANT
Each Borrower covenants and agrees that so long as any Lender has a Revolving Commitment hereunder or any Obligation remains unpaid or outstanding:
Section 6.1. Fixed Charge Coverage Ratio. If at any time Excess Availability is less than the Financial Covenant Threshold Amount (a “Financial Covenant Trigger Event”), the Borrowers shall have and maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 as of the last day of the immediately preceding fiscal month end for which financial statements have been delivered and as of each subsequent fiscal month end thereafter; provided that (a) a breach of such covenant when so tested shall not be cured by a subsequent increase of Excess Availability above the Financial Covenant Threshold Amount and (b) such requirement to maintain a Fixed Charge Coverage Ratio of at least 1.10 to 1.00 shall no longer apply for subsequent periods if Excess Availability on each day during any period of forty-five (45) consecutive calendar days commencing after the date of such Financial Covenant Trigger Event is greater than or equal to the Financial Covenant Threshold Amount, after which time the requirement to comply with the Fixed Charge Coverage Ratio shall not apply unless a subsequent Financial Covenant Trigger Event occurs.
ARTICLE VII
NEGATIVE COVENANTS
Each Borrower covenants and agrees that so long as any Lender has a Revolving Commitment hereunder or any Obligation remains outstanding:
Section 7.1. Indebtedness and Preferred Equity. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:
(a) Indebtedness created pursuant to the Loan Documents;
(b) Indebtedness of the Company and its Subsidiaries existing on the date hereof and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof;

(c) Indebtedness of the Borrowers or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided, that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements or extensions, renewals, and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (immediately prior to giving effect to such extension, renewal or replacement) or shorten the maturity or the weighted average life thereof; provided, further, that the aggregate principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;
(d) Unsecured Indebtedness of a Borrower owing to another Borrower;
(e) Indebtedness in respect of Hedging Obligations permitted by Section 7.10 and Bank Products;
(f) Indebtedness secured by Liens permitted pursuant to Section 7.2(d); and
(g) other unsecured Indebtedness of the Borrowers in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided, no such Indebtedness under this clause (g) shall have a maturity date earlier than the date occurring six (6) calendar months after the Revolving Commitment Termination Date.
The Borrowers will not, and will not permit any Subsidiary to, issue any preferred stock or other preferred equity interests that (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is or may become redeemable or repurchaseable by a Borrower or such Subsidiary at the option of the holder thereof, in whole or in part or (iii) is convertible or exchangeable at the option of the holder thereof for Indebtedness or preferred stock or any other preferred equity interests described in this paragraph, on or prior to, in the case of clause (i), (ii) or (iii), the first anniversary of the Revolving Commitment Termination Date.
Section 7.2. Liens. The Borrowers will not, and will not permit any of their Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired or, except:
(a) Permitted Liens;
(b) purchase money Liens upon or in any fixed or capital assets to secure the purchase price or the cost of construction or improvement of such fixed or capital assets or to secure Indebtedness incurred solely for the purpose of financing the acquisition, construction or improvement of such fixed or capital assets (including Liens securing any Capital Lease Obligations); provided, that (i) such Lien secures Indebtedness permitted by Section 7.1(c), (ii) such Lien attaches to such asset concurrently or within 90 days after the acquisition, improvement or completion of the construction thereof; (iii) such Lien does not extend to any other asset; and (iv) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets;
(c) extensions, renewals, or replacements of any Lien referred to in paragraphs (a) and (b) of this Section 7.2; provided, that the principal amount of the Indebtedness secured thereby is not increased and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby; and

(d) Liens on Real Estate not constituting Collateral; provided, that (i) the aggregate principal amount of Indebtedness secured by such Liens under this clause (d) shall not exceed $30,000,000 at any time outstanding and (ii) such Liens shall not encumber any Property of the Borrowers other than the Real Estate (including improvements thereon) subject to such Lien.
Section 7.3. Fundamental Changes.
(a) The Borrowers will not, and will not permit any of their Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided, that if at the time thereof and immediately after giving effect thereto on a pro forma basis, no Default or Event of Default shall have occurred and be continuing (i) any Borrower may merge with another Borrower; provided, that, in the case of a merger involving the Company, the Company shall be the survivor of any such merger, (ii) any Borrower (other than the Company) and any Non-Borrower Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to a Borrower and (iv) any Borrower (other than the Company) and any Non-Borrower Subsidiary may liquidate or dissolve in accordance with applicable law if the Administrative Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Company and its Subsidiaries and will not adversely affect the Borrowers’ ability to perform their obligations under this Agreement.
(b) The Borrowers will not, and will not permit any of their Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrowers and their Subsidiaries on the date hereof and businesses reasonably related thereto.
Section 7.4. Investments, Loans, Etc.. The Borrowers will not, and will not permit any of their Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any Equity Interests, evidence of indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make any loans or advances to, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit or division of such another Person, or purchase or acquire all or substantially all of the assets of another Person, or create or form any Subsidiary (all of the foregoing being collectively called “Investments”), provided, that: (a) the Borrowers and their Subsidiaries may make and hold Permitted Investments, and (b) the Borrowers and their Subsidiaries may make other Investments so long as (i) no Default has occurred and is continuing or would result from the making of such Investment and (ii) the Administrative Borrower delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer certifying that as of such date of such proposed Investment (A) no 20% Triggering Event is projected to occur at any time during the twelve (12) month period immediately following such Investment, (B) the Borrowers are projected to have and maintain a Fixed Charge

Coverage Ratio of at least 1.10:1.00 at all times during the twelve (12) month period immediately following such Investment and (C) the amount of all Investments made by the Borrowers and their Subsidiaries pursuant to this subclause (b) shall not exceed $10,000,000 in the aggregate for the period of four consecutive Fiscal Quarters most recently ended; provided, further, that, in addition to the foregoing conditions of this Section, if Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended (excluding from Consolidated EBITDA any amounts attributable to an Investments consummated during such period) equals or exceeds $75,000,000, the maximum amount of Investments permitted pursuant to this subclause (b) will be increased to $20,000,000 in the aggregate for the period of four consecutive Fiscal Quarters most recently ended; provided, further, that the aggregate amount of Investments made by the Borrowers pursuant to this subclause (b) during the term of this Agreement shall not exceed $50,000,000. Notwithstanding any other provision contained herein to the contrary, (x) the Borrowers and their Subsidiaries may make Investments not otherwise permitted under this Section in an aggregate amount not to exceed $2,000,000 in any Fiscal Year so long as (i) no Default has occurred and is continuing or would result from the making of such Investment and (ii) the Administrative Borrower delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer certifying that, as of such date of such proposed Investment, no 20% Triggering Event is projected to occur at any time during the twelve (12) month period immediately following such Investment and (y) the Borrowers shall not make any Investments after the Restatement Date in any of the Non-Borrower Subsidiaries; provided, the Borrowers shall be permitted to make Investments after the Restatement Date in Longview Holdings in an amount not to exceed $325,000.
Section 7.5. Restricted Payments. The Borrowers will not, and will not permit their Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any dividend (other than dividends payable by a Borrower solely in shares of any class of its common stock) on any class of its Equity Interests, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, or other acquisition of, any Equity Interests of the Borrowers or any Subsidiary or any options, warrants, or other rights to purchase such Equity Interests, whether now or hereafter outstanding (each, a “Restricted Payment”); provided, that: (a) the Borrowers (other than the Company) and their Subsidiaries may in any event declare and pay cash and other dividends (i) to another Borrower, or (ii) to the Company and (b) the Borrowers may make Restricted Payments after the Restatement Date so long as: (i) before and after giving effect to such Restricted Payment, no Default has occurred and is continuing or would result from the making of such Restricted Payment and (ii) the Administrative Borrower delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer certifying that as of such date of such proposed Restricted Payment and after giving effect thereto (A) no 20% Triggering Event is projected to occur at any time during the twelve (12) month period immediately following such Restricted Payment, (B) the Borrowers are projected to have and maintain a Fixed Charge Coverage Ratio of at least 1.10:1.00 at all times during the twelve (12) month period immediately following such Restricted Payment and (C) the amount of all Restricted Payments made by the Borrowers and their Subsidiaries pursuant to this subclause (b) shall not exceed $10,000,000 in the aggregate for the period of four consecutive Fiscal Quarters most recently ended; provided, further, that, in addition to the foregoing conditions of this Section, if Consolidated EBITDA for the period of four consecutive Fiscal Quarters most recently ended (excluding from Consolidated EBITDA any amounts attributable to an Investments consummated during such period) equals or exceeds $75,000,000, the maximum amount of

Restricted Payments permitted pursuant to this subclause (b) will be increased to $20,000,000 in the aggregate for the period of four consecutive Fiscal Quarters most recently ended; provided, further, that the aggregate amount of Restricted Payments made by the Borrowers pursuant to this subclause (b) during the term of this Agreement shall not exceed $50,000,000. Notwithstanding any other provision contained herein to the contrary, (x) the Borrowers and their Subsidiaries may make Restricted Payments not otherwise permitted under this Section in an aggregate amount not to exceed $2,000,000 in any Fiscal Year so long as (i) no Default has occurred and is continuing or would result from the making of such Restricted Payment and (ii) the Administrative Borrower delivers to the Administrative Agent a certificate, together with supporting documents in form and substance satisfactory to the Administrative Agent, executed by a Responsible Officer certifying that, as of such date of such proposed Restricted Payment, no 20% Triggering Event is projected to occur at any time during the twelve (12) month period immediately following such Restricted Payment and (y) the Borrowers shall not make any Restricted Payments after the Restatement Date to any of the Non-Borrower Subsidiaries.
Section 7.6. Sale of Assets. The Borrowers will not, and will not permit any of their Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, whether now owned or hereafter acquired, or, in the case of any Subsidiary of the Company, issue or sell any shares of such Subsidiary’s Equity Interests to any Person other than the Company or any wholly-owned Subsidiary of the Company (or to qualify directors if required by applicable law), except:
(a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business;
(b) the sale of Inventory and Permitted Investments in the ordinary course of business;
(c) so long as no Default or Event of Default then exists or would result therefrom and the Borrowers comply with Section 2.11(b), the sale or other disposition of assets (x) in an amount not to exceed $5,000,000 in the case of any individual sale or disposition or series of related sales or dispositions and (y) in an amount not to exceed $10,000,000 in the aggregate, when taken together with all other such asset sales or dispositions (other than as described in clauses (a) and (b) immediately above) in any Fiscal Year;
(d) so long as no Default or Event of Default then exists or would result therefrom and the Borrowers comply with Section 2.11(b), the sale or other disposition of assets in connection with Sale/Leaseback Transactions permitted under Section 7.9;
(e) any Borrower may grant leases or subleases to other Persons of excess office or other space so long as such lease or sublease (x) does not materially interfere with the conduct of the business of any Borrower and (y) is on fair and reasonable terms and conditions; and
(f) so long as (x) no Default or Event of Default then exists or would result therefrom, (y) the consideration for such sale is paid solely in cash at the time of such sale and (z) the Borrowers comply with Section 2.11(b), Scripps Howard Publishing, Inc. may sell the Real Estate located at 1075 Central Avenue, Naples, Florida 34102 for fair market value as determined by the board of directors of the Company.

Notwithstanding anything to the contrary, no Borrower may convey, sell, lease, assign, transfer or otherwise dispose of, any of its assets, business or property, to any Non-Borrower Subsidiary.
Section 7.7. Transactions with Affiliates. The Borrowers will not, and will not permit any of their Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of their Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to such Borrower or such Subsidiary than could be obtained on a comparable arm’s-length basis from unrelated third parties and (b) any Restricted Payment permitted by Section 7.5; provided, however, this Section 7.7 shall not be deemed to prohibit any of the transactions or relationships with Affiliates contemplated by the agreements listed on Schedule 7.7 attached hereto.
Section 7.8. Restrictive Agreements. The Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of any Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its Equity Interests, to make or repay loans or advances to the Borrowers or any other Subsidiary, to Guarantee Indebtedness of the Borrowers or any other Subsidiary or to transfer any of its property or assets to the Borrowers or any Subsidiary of the Borrowers; provided, that (i) the foregoing shall not apply to prohibitions, restrictions and conditions imposed by law or by this Agreement or any other Loan Document, (ii) the foregoing shall not apply to customary prohibitions, restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such prohibitions, restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to prohibitions, restrictions and conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such prohibitions, restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
Section 7.9. Sale and Leaseback Transactions. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such Property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (each, a “Sale/Leaseback Transaction”), unless at the time such Sale/Leaseback Transaction is entered into no Default or Event of Default has occurred and is continuing and the Borrowers comply with Section 2.11(b).

Section 7.10. Hedging Transactions. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which any Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Borrowers acknowledge that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which any Borrower or any of the Subsidiaries is or may become obliged to make any payment (i) in connection with the purchase by any third party of any common stock or any Indebtedness or (ii) as a result of changes in the market value of any common stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.
Section 7.11. Guaranties. No Borrower will, or will permit any Subsidiary, at any time to Guarantee, or enter into or assume any Guarantee, or be obligated with respect to, or permit to be outstanding, any Guarantee, other than (a) as permitted by Section 7.1(d), (b) Guarantees by a Borrower of obligations under agreements of any other Borrower entered into in connection with the acquisition of services, supplies, and equipment in the ordinary course of business of such Borrower, (c) endorsements of instruments in the ordinary course of business and (d) Guarantees existing on the Restatement Date and disclosed on Schedule 7.11.
Section 7.12. Accounting Changes. The Borrowers will not, and will not permit any of their Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of a Borrower or of any of its Subsidiaries, except to change the fiscal year to conform its fiscal year to that of the Company.
Section 7.13. Government Regulation. The Borrowers will not, and will not permit any of their Subsidiaries to (a) be or become subject at any time to any law, regulation, or list of any Government Authority of the United States (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits the Lenders or the Administrative Agent from making any advance or extension of credit to the Borrowers or from otherwise conducting business with the Borrowers, or (b) fail to provide documentary and other evidence of the identity of the Borrowers or their Subsidiaries as may be requested by the Lenders or the Administrative Agent at any time to enable the Lenders or the Administrative Agent to verify the identity of the Borrowers or their Subsidiaries or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act.
Section 7.14. ERISA Liability. No Borrower shall fail to meet all of the applicable minimum funding requirements of ERISA and the Code, without regard to any waivers thereof, and, to the extent that the assets of any of their Plans would be less (by $1,000,000 or more) than an amount sufficient to maintain an Adjusted Funding Target Percentage (as defined under Code Section 436(j)(2) of at least 80%, the Borrowers shall make the contributions necessary, by the applicable due dates for making contributions for the Plan Year of any such Plans (all as defined in Code Section 430) (based on the Borrowers’ current actuarial assumptions) to attain an Adjusted Funding Target Percentage of at least 80%. No Borrower shall, or shall cause or permit any ERISA Affiliate to, (a) cause or permit to occur any event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA, or (b) cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Materially Adverse Effect.

Section 7.15. Waivers and Amendments. No Borrower shall, or shall permit any Subsidiary to (a) enter into any amendment of, or agree to or accept any waiver with respect to, its Organizational Documents which would adversely affect the rights of such Borrower or such Subsidiary, as applicable, or the Lenders, or (b) permit any Material Contract to be cancelled or terminated prior to its stated maturity if such cancellation or termination would reasonably be likely to result in a Material Adverse Effect
Section 7.16. Bank Accounts. Without in any way limiting the requirements of Section 5.16, the Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any lender or other financial institution where cash or cash equivalents are or may be deposited or maintained with any Person, other than (x) Collateral Related Accounts subject to Blocked Account Agreements in accordance with Section 5.16 and (y) the Excluded Accounts; provided that the Borrowers may open and maintain petty cash accounts, trust accounts, payroll accounts and employee benefit accounts so long as the cash and cash equivalents held or maintained in such petty cash accounts, trust accounts, payroll accounts and employee benefit accounts does not at any time exceed (i) $100,000 in any single such account and (ii) $1,000,000 in the aggregate for all such accounts; provided, further, that the cash and/or cash equivalents deposited or maintained in the Excluded Accounts shall not at any time exceed $5,000,000 in the aggregate.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.1. Events of Default. If any of the following events (each an “Event of Default”) shall occur:
(a) the Borrowers shall fail to pay any principal of any Loan or of any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or
(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount payable under clause (a) of this Section 8.1) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or
(c) any representation or warranty made or deemed made by or on behalf of the Borrowers in or in connection with this Agreement, any other Loan Document (including the Schedules attached to any of the foregoing) and any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Administrative Agent or the Lenders by the Borrowers or any representative of the Borrowers pursuant to or in connection with this Agreement or any other Loan Document shall prove to be incorrect in any material respect when made or deemed made or submitted; or
(d) a Borrower shall fail to observe or perform any covenant or agreement contained in Section 5.1, Section 5.2, Section 5.3, Section 5.5, Section 5.7, Section 5.8, Section 5.9, Section 5.11, Section 5.13, Section 5.16, Section 5.17 and Section 5.18 (with respect to a Borrower’s existence) or Articles VI or VII; or

(e) a Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) above) or any other Loan Document, and such failure shall remain unremedied for 30 days after the earlier of (i) any Responsible Officer of such Borrower becomes aware of such failure, or (ii) notice thereof shall have been given to the Administrative Borrower by the Administrative Agent or any Lender; or
(f) except pursuant to a valid, binding and enforceable termination or release permitted under the Loan Documents and executed by the Administrative Agent or as otherwise expressly permitted under any Loan Document, in the reasonable judgment of the Administrative Agent (i) any provision of any Loan Document shall, at any time after the delivery of such Loan Document, fail to be valid and binding on, or enforceable against, any Borrower party thereto, (ii) any Borrower shall seek to terminate any Loan Document, including, without limitation, any Security Document, (iii) any Loan Document purporting to grant a Lien to secure any Obligation shall, at any time after the delivery of such Loan Document, fail to create or maintain a valid and enforceable Lien on the Collateral purported to be covered thereby or such Lien shall fail or cease to be a perfected Lien with the priority required in the relevant Loan Document with respect to the Collateral or (iv) any Borrower shall state in writing that any of the events described in clauses (i), (ii) or (iii) above shall have occurred; or
(g) any Borrower or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(h) any Borrower or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section 8.1, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for any such Borrower or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any Subsidiary or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for any Borrower or any Subsidiary or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j) any Borrower or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k) any Borrower or any Subsidiary shall receive or have been issued notice of the termination for default or the actual termination for default of any Material Contract; or
(l) except to the extent that the actions, facts or circumstances described in Schedule 4.12 constitute or may result in an ERISA Event, an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, could reasonably be expected to result in liability to the Borrowers or their Subsidiaries in an aggregate amount exceeding $5,000,000; or
(m) any judgment or order for the payment of money in excess of $2,500,000 in the aggregate shall be rendered against any Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(n) any non-monetary judgment or order shall be rendered against any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(o) a Change in Control shall occur or exist; or
(p) (i) any Borrower shall be enjoined, restrained or in any way prevented by the order of any Governmental Authority from conducting any material part of the business of such Borrower and such order shall continue in effect for more than thirty (30) days or (ii) any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy or terrorism, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities of any Borrower if such event or circumstance is not covered by business interruption insurance and would have a Material Adverse Effect; or
(q) the loss, suspension or revocation of, or failure to renew, any license, permit or authorization now held or hereafter acquired by any Borrower, or any other action shall be taken by any Governmental Authority in response to any alleged failure by any Borrower to be in compliance with applicable law if such loss, suspension, revocation or failure to renew or other action, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 8.2. Remedies. If an Event of Default shall have occurred and shall be continuing, in addition to the rights and remedies set forth elsewhere in this Agreement, the other Loan Documents and any Bank Product Documents:
(a) With the exception of an Event of Default specified in Section 8.1(h) or Section 8.1(i), the Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders, (i) terminate the Aggregate Revolving Commitments and the LC Commitment, or (ii) declare the principal of and interest on the Loans and all other Obligations (other than any Obligations existing from time to time of any Borrower to a Lender (or an Affiliate of a Lender) arising in connection with any Bank Product Documents) to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, or both.
(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(h) or Section 8.1(i), such principal, interest, and other Obligations (other than any Obligations existing from time to time of any Borrower to a Lender (or an Affiliate of a Lender) arising in connection with any Bank Product Documents) shall thereupon and concurrently therewith become due and payable, and the Aggregate Revolving Commitments and the LC Commitment, shall forthwith terminate, all without any action by the Administrative Agent, the Issuing Bank or any Lender, without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.
(c) The Administrative Agent may in its discretion (unless otherwise instructed by the Required Lenders) or shall at the direction of the Required Lenders exercise all of the post-default rights granted to the Administrative Agent, the Issuing Bank and the Lenders, or any of them, under the Loan Documents or under applicable law. The Administrative Agent, for the benefit of the Issuing Bank and the Lenders, shall have the right to the appointment of a receiver for the Property of the Borrowers, and the Borrowers hereby consent to such rights and such appointment and hereby waive any objection the Borrowers may have thereto or the right to have a bond or other security posted by the Administrative Agent, the Issuing Bank or any Lender, or any of them, in connection therewith.
(d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this Section 8.2 or, upon the request of the Administrative Agent, after the occurrence of an Event of Default and prior to acceleration, the Borrowers shall promptly upon demand by the Administrative Agent deposit in a Letter of Credit Reserve Account opened by the Administrative Agent for the benefit of the Administrative Agent, the Issuing Bank and the Lenders an amount equal to one hundred and five percent (105%) of the aggregate then undrawn and unexpired amount of outstanding Letters of Credit. Amounts held in such Letter of Credit

Reserve Account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other Obligations in the manner set forth in Section 2.26. Pending the application of such deposit to reimbursement of an LC Disbursement, the Administrative Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all LC Disbursements shall have been reimbursed and otherwise satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Borrowers. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrowers.
(e) The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder shall be cumulative, and not exclusive.
ARTICLE IX
THE ADMINISTRATIVE AGENT
Section 9.1. Appointment of Administrative Agent.
(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Loan Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Administrative Agent. The Administrative Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent or attorney-in-fact and the Related Parties of the Administrative Agent, any such sub-agent and any such attorney-in-fact and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Article with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term “Administrative Agent” as used in this Article included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

Section 9.2. Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any Subsidiary that is communicated to or obtained by the Administrative Agent or any of its Lender Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it, its sub-agents or attorneys-in-fact with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.2) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder) is given to the Administrative Agent by the Administrative Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article III or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent may consult with legal counsel concerning all matters pertaining to such duties.
Section 9.3. Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder. Each of the Lenders acknowledges and agrees that outside legal counsel to the Administrative Agent in connection with the preparation, negotiation, execution, delivery and administration (including any amendments, waivers and consents) of this Agreement and the other Loan Documents is acting solely as counsel to the Administrative Agent and is not acting as counsel to any Lender (other than the Administrative Agent and its Affiliates) in connection with this Agreement, the other Loan Documents or any of the transactions contemplated hereby or thereby.

Section 9.4. Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.
Section 9.5. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.
Section 9.6. The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The bank acting as the Administrative Agent and its Lender Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of the Borrowers as if it were not the Administrative Agent hereunder.
Section 9.7. Successor Administrative Agent.
(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Administrative Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Default or Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 9.7 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.
(c) In addition to the foregoing, if a Lender becomes, and during the period it remains, a Defaulting Lender, the Issuing Bank and/or the Swingline Lender may, upon prior written notice to the Administrative Borrower and the Administrative Agent, resign as Issuing Bank or Swingline Lender, respectively, effective at the close of business on a date specified in such notice (which date may not be less than five Business Days after the date of such notice); provided that such resignation by the Issuing Bank will have no effect on the validity or enforceability of any Letter of Credit then outstanding or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Letter of Credit or otherwise to the Issuing Bank; and provided, further, that such resignation by the Swingline Lender will have no effect on its rights in respect of any outstanding Swingline Loans or on the obligations of the Borrowers or any Lender under this Agreement with respect to any such outstanding Swingline Loan.
Section 9.8. Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.
Section 9.9. Collateral. The Administrative Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Lenders, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Administrative Agent shall not agree to the release of any Collateral except in accordance with the terms of this Agreement and the Security Documents. The Lenders acknowledge that the Loans, any Overadvances, the LC Exposure, all Obligations with respect to Bank Product Documents and all interest, fees and expenses hereunder constitute one Indebtedness, secured by all of the Collateral. The Administrative Agent hereby appoints each Lender, the Swingline Lender, and the Issuing Bank as its agent (and each Lender, the Swingline Lender, and the Issuing Bank hereby accepts such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with the UCC, can be perfected by possession. Should any Lender, the Swingline Lender, or the Issuing Bank obtain possession of any such Collateral, subject to the limitations set forth in the Blocked Account Agreements, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

Section 9.10. Release of Collateral.
(a) Each Lender, the Swingline Lender, and the Issuing Bank hereby directs, in accordance with the terms of this Agreement, the Administrative Agent to release any Lien held by the Administrative Agent for the benefit of the Lenders:
(i) against all of the Collateral, upon final and indefeasible payment in full in cash of the Obligations and termination of all Revolving Commitments; or
(ii) against any part of the Collateral sold or disposed of by the Borrowers if such sale or disposition is permitted by Section 7.6 or is otherwise consented to by the Required Lenders for such release as set forth in Section 10.2, as certified to the Administrative Agent by the Administrative Borrower in a certificate of a Responsible Officer.
(b) At any time after October 15, 2009, the Administrative Borrower may request that the Administrative Agent, on behalf of the Lenders, (i) release Liens in favor of the Administrative Agent on certain Real Estate to be mutually agreed-upon by the Administrative Borrower and the Administrative Agent or (ii) replace certain Eligible Real Property then subject to Liens in favor of the Administrative Agent with other Real Estate that qualifies as Eligible Real Property (other than with respect to clause (f) of the definition of Eligible Real Property). So long as the Fair Market Value of all Eligible Real Property equals or exceeds $120,000,000 after giving effect to the proposed release of Liens on such Real Estate or replacement of existing Eligible Real Property with other Real Estate meeting all the qualifications for Eligible Real Property, the Administrative Agent shall promptly release such Liens.
(c) Each Lender, the Swingline Lender, and the Issuing Bank hereby directs the Administrative Agent, at the sole cost and expense of the Borrowers, to execute and deliver or file or authorize the filing of such termination, partial release statements, mortgage releases or other instruments evidencing release of a Lien, and do such other things as are necessary to release Liens to be released pursuant to this Section 9.10 promptly upon the effectiveness of any such release. Upon request by the Administrative Agent at any time, the Lenders, the Swingline Lender, and the Issuing Bank will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.10.
Section 9.11. No Other Duties, etc.. Each Lender hereby agrees that none of the Lead Arranger, the Documentation Agent or the Syndication Agent listed on the cover page of this Agreement, in their capacities as such, shall have any duties or obligations under any Loan Documents to the Borrowers or any Lender.
Section 9.12. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

Section 9.13. Administrative Agent May File Proofs of Claim.
(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or any Revolving Credit Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans or Revolving Credit Exposure and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent and its agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Swingline Lender and the Administrative Agent under Section 10.3) allowed in such judicial proceeding; and
(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and
(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Swingline Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Swingline Lender and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 10.3.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Swingline Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X
MISCELLANEOUS
Section 10.1. Notices.
(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	The E.W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, Ohio 45202
Attention: Senior Vice President, Chief Financial Officer and Treasurer
Telecopy Number: (513) 977-3024

With copies to:	The E.W. Scripps Company
312 Walnut Street
2800 Scripps Center
Cincinnati, Ohio 45202
Attention: Senior Vice President and General Counsel
Telecopy Number: (513) 977-3729

and

Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, OH 44114-3485
Attention: Edward S. Ginsburg
Telecopy Number: (216) 696-0740

To the Administrative Agent or Swingline Lender:	SunTrust Bank
303 Peachtree Street, N. E./ 23rd Floor
Atlanta, Georgia 30308
Attention: E.W. Scripps Portfolio Manager
T elecopy Number: (404) 813-5890

With a copy to:	SunTrust Bank
Agency Services
303 Peachtree Street, N. E./ 25th Floor
Atlanta, Georgia 30308
Attention: Doug Weltz
Telecopy Number: (404) 221-2002

To the Issuing Bank:	SunTrust Bank
25 Park Place, N. E./Mail Code 3706
Atlanta, Georgia 30303
Attention: John Conley
Telecopy Number: (404) 588-8129

To any other Lender:	the address set forth in the Administrative Questionnaire or the Assignment and Acceptance Agreement executed by such Lender
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mail or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 10.1.
(b) Any agreement of the Administrative Agent, the Issuing Bank and the Lenders herein to receive certain notices by telephone or facsimile or other electronic transmission is solely for the convenience and at the request of the Borrowers. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrowers to give such notice and the Administrative Agent, the Issuing Bank and the Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent, the Issuing Bank and the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent, the Issuing Bank and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent, the Issuing Bank and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent, the Issuing Bank and the Lenders to be contained in any such telephonic or facsimile notice.

Section 10.2. Waiver; Amendments.
(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 10.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Borrower and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver or consent shall: (i) increase the Revolving Commitment of any Lender without the written consent of such Lender (it being understood and agreed that a waiver of any Default or Event of Default or modification of any of the defined terms contained herein (other than those defined terms specifically addressed in this Section 10.2(b)) shall not constitute a change in the terms of the Revolving Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.2 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement, without the written consent of each Lender, (vii) permit or allow any sale or release of, or the subordination of the Administrative Agent’s Lien in, any material Collateral except in conjunction with sales, transfers or releases of Collateral permitted hereunder, including Section 9.10, without the written consent of each Lender, (viii) increase the amounts or percentages set forth in the definition of “Borrowing Base” and the defined terms used therein without the written consent of each Lender, (ix) change the definition of “Excess Availability” or the defined terms used therein without the written consent of each Lender, or (x) change any of the provisions of Section 2.26 without the written consent of each Lender; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the

Swingline Bank or the Issuing Bank without the prior written consent of such Person. In addition to the required consents set forth above, if SunTrust Bank or any Affiliate thereof has entered into a Hedging Transaction with any Borrower and SunTrust Bank is no longer the Administrative Agent or a Lender, the consent of SunTrust Bank or such Affiliate shall be required for any amendment to Section 2.26 or any amendment described in clause (vi) immediately above. Any amendment, modification, waiver, consent, termination or release of any Bank Product Documents may be effected by the parties thereto without the consent of the Administrative Agent or any other Lender. Notwithstanding anything contained herein to the contrary, this Agreement may be amended and restated without the consent of any Lender (but with the consent of the Borrowers and the Administrative Agent) if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Revolving Commitments of such Lender shall have terminated (but such Lender shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 10.3), such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default is waived in writing in accordance with the terms of this Section notwithstanding (i) any attempted cure or other action taken by the Borrowers or any other Person subsequent to the occurrence of such Event of Default or (ii) any action taken or omitted to be taken by the Administrative Agent or any Lender prior to or subsequent to the occurrence of such Event of Default (other than the granting of a waiver in writing in accordance with the terms of this Section).
Section 10.3. Expenses; Indemnification.
(a) The Borrowers shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and its Affiliates, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including, but not limited to, except as otherwise provided in Section 5.7, all out-of-pocket costs and expenses of the Administrative Agent in connection with their periodic field audits, appraisals and examinations and all out-of-pocket costs and expenses for each field audit or examination of a Borrower performed by personnel employed by the Administrative Agent, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, the other Loan Documents and the Bank Product Documents, including its rights under this Section 10.3, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, the Swingline Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrowers arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, any Bank Product Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) the use by any Person of any information or materials obtained by or through SyndTrak or other internet web sites, (iv) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by the Borrowers or any Subsidiary, or any Environmental Liability related to the Borrowers or any Subsidiary, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) in the case of the Administrative Agent or any Lender, any unexcused breach by the Administrative Agent or such Lender of any of its obligations under this Agreement.
(c) The Borrowers shall pay, and hold the Administrative Agent and each of the Lenders harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein, or any payments due thereunder, and save the Administrative Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.
(d) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except for any damages resulting from the Indemnitee’s gross negligence or willful misconduct.
(f) All amounts due under this Section 10.3 shall be payable promptly after written demand therefor
(g) Notwithstanding the foregoing, with respect to any Borrower that has entered into an Environmental Indemnity Agreement effective as of the Restatement Date, which Environmental Indemnity Agreement has not been terminated, released or otherwise modified, such provisions in the Environmental Indemnity Agreement shall control with respect to indemnification regarding Subsection 10.3(b)(iv) above.
Section 10.4. Successors and Assigns.
(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, Loans and other Revolving Credit Exposure at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.
(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, a Lender Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Loans and Revolving Credit Exposure outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Loans and Revolving Credit Exposure of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Administrative Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, that the Borrowers shall be deemed to have consented to any such lower amount unless the Administrative Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.
(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, Revolving Credit Exposure or the Revolving Commitments assigned.
(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A) the consent of the Administrative Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, a Lender Affiliate of a Lender or an Approved Fund; provided, that the Borrowers shall be deemed to have consented to such assignment unless the Administrative Borrower shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof;
(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender with a Revolving Commitment; and
(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding), and the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Commitments.

(iv) Assignment and Acceptance. The parties to each assignment shall deliver to the Administrative Agent (A) a duly executed Assignment and Acceptance, (B) a processing and recordation fee of $3,500, (C) an Administrative Questionnaire unless the assignee is already a Lender and (D) the documents required under Section 10.4 if such assignee is a Foreign Lender.
(v) No Assignment to Borrowers. No such assignment shall be made to any Borrower or any Affiliates or Subsidiaries of any Borrower.
(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.4, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 2.17, Section 2.18, Section 2.19 and Section 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.4.
(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Atlanta, Georgia a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans and Revolving Credit Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Information contained in the Register with respect to any Lender shall be available for inspection by any Lender at any reasonable time and from time to time upon reasonable prior notice; information contained in the Register shall also be available for inspection by the Administrative Borrower at any reasonable time and from time to time upon reasonable prior notice. In establishing and maintaining the Register, the Administrative Agent shall serve as the Borrowers’ agent solely for tax purposes and solely with respect to the actions described in this Section, and the Borrowers hereby agree that, to the extent SunTrust Bank serves in such capacity, SunTrust Bank and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”.
(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank sell participations to any Person (other than a natural person, any Borrower or any Affiliates or Subsidiaries of any Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders, the Issuing Bank and the Swingline Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Revolving Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.20(b) or Section 2.20(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section 10.4 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the written consent of each Lender except to the extent such release is expressly provided under the terms of such guaranty agreement; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to paragraph (e) of this Section 10.4, each Borrower agrees that each Participant shall be entitled to the benefits of Section 2.17, Section 2.18 and Section 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 10.4. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.
(f) A Participant shall not be entitled to receive any greater payment under Section 2.17 and Section 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.19(e) as though it were a Lender.
(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.5. Governing Law; Jurisdiction; Consent to Service of Process.
(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York.
(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Northern District of New York and of any state court of the State of New York located in the city of New York, Borough of Manhattan and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
(c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section 10.5 and brought in any court referred to in paragraph (b) of this Section 10.5. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.
Section 10.6. WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7. Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender and the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender and the Issuing Bank agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Borrowers and any Subsidiaries to such Lender or Issuing Bank.
Section 10.8. Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Loan Documents, and any separate letter agreement(s) relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
Section 10.9. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Commitments have not expired or terminated. The provisions of Section 2.17, Section 2.18, Section 2.19 and Section 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

Section 10.10. Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Section 10.11. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Borrowers or any of their respective businesses, to the extent provided or made available to it by or on behalf of the Borrowers or any Subsidiary, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrowers, except that such information may be disclosed (i) on a need to know basis to any Related Party of the Administrative Agent, the Issuing Bank or any such Lender including without limitation accountants, legal counsel and other advisors, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section 10.11, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or under any other Loan Documents or any suit, action or proceeding relating to this Agreement or any other Loan Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 10.11, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or similar transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (viii) any rating agency, (ix) the CUSIP Service Bureau or any similar organization, or (x) with the consent of the Borrowers. Any Person required to maintain the confidentiality of any information as provided for in this Section 10.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.
Section 10.12. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.12 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 10.13. Waiver of Effect of Corporate Seal. Each Borrower represents and warrants that it is not required to affix its corporate seal to this Agreement or any other Loan Document pursuant to any requirement of law or regulation, agrees that this Agreement is delivered by each Borrower under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Loan Documents.
Section 10.14. Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Borrower in accordance with the Patriot Act. Each Borrower shall, and shall cause each of its Subsidiaries to, provide to the extent commercially reasonable, such information and take such other actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act.
Section 10.15. The Administrative Borrower. Each Borrower hereby irrevocably appoints the Company as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”), which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.
Section 10.16. All Obligations to Constitute Joint and Several Obligations.
(a) All Obligations shall constitute joint and several obligations of the Borrowers and shall be secured by the Administrative Agent’s Lien upon all of the Collateral, and by all other Liens heretofore, now or at any time hereafter granted by each Borrower to the Administrative Agent, for the benefit of the Lenders, to the extent provided in the Loan Documents or Bank Product Documents under which such Lien arises. Each Borrower expressly represents and acknowledges that it is part of a common enterprise with the other Borrowers and that any financial accommodations by the Lenders to any other Borrower hereunder and under the other Loan Documents and the Bank Product Documents are and will be of direct and indirect interest, benefit and advantage to all Borrowers. Each Borrower acknowledges that any Notice of Borrowing, Notice of Conversion/Continuation, Request for Issuance of Letter of Credit or other notice or request given by the Administrative

Borrower to the Administrative Agent shall bind all Borrowers, and that any notice given by the Administrative Agent, the Issuing Bank or any Lender to the Administrative Borrower shall be effective with respect to all Borrowers. Each Borrower acknowledges and agrees that each Borrower shall be liable, on a joint and several basis, for all of the Loans and other Obligations, regardless of which Borrower actually may have received the proceeds of any of the Loans or other extensions of credit or have had Letters of Credit issued hereunder or the amount of such Loans received, Letters of Credit issued or the manner in which the Administrative Agent or any Lender accounts among the Borrowers for such Loans, Letters of Credit or other extensions of credit on its books and records, and further acknowledges and agrees that Loans and other extensions of credit to any Borrower inure to the mutual benefit of all of the Borrowers and that the Administrative Agent and the Lenders are relying on the joint and several liability of the Borrowers in extending the Loans and other financial accommodations hereunder. Each Borrower shall be entitled to subrogation and contribution rights from and against the other Borrowers to the extent any Borrower is required to pay to any Lender any amount in excess of the Loans advanced directly to, or other Obligations incurred directly by, such Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of this Section 10.16.
(b) In the event any Borrower (a “Funding Borrower”) shall make any payment or payments under this Agreement or shall suffer any loss as a result of any realization upon any Collateral granted by it to secure its obligations hereunder, such Funding Borrower shall have the right to seek contribution payments from each other Borrower (each, a “Contributing Borrower”) to the extent permitted by applicable law. Nothing in this Section 10.16(b) shall affect any Borrower’s joint and several liability to the Lenders for the entire amount of its Obligations. Each Borrower covenants and agrees that (i) its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all obligations of the Borrowers to the Administrative Agent, the Issuing Bank and the Lenders hereunder and (ii) it shall not exercise any such contribution rights unless and until the Obligations shall have been paid in full in cash (or, with respect to Letters of Credit, Cash Collateralized) and the Revolving Commitments terminated.
(c) Nothing in this Section 10.16(b) shall affect any Borrower’s joint and several liability to the Administrative Agent, the Issuing Bank and the Lenders for the entire amount of its Obligations. Each Borrower covenants and agrees that its right to receive any contribution hereunder from a Contributing Borrower shall be subordinate and junior in right of payment to all Obligations of the Borrowers to the Administrative Agent, the Issuing Bank and the Lenders hereunder. No Borrower will exercise any rights that it may acquire by way of subrogation hereunder or under any other Loan Document or any Bank Product Document or at law by any payment made hereunder or otherwise, nor shall any Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower in respect of payments made by such Borrower hereunder or under any other Loan Document or under any Bank Product Document, until all amounts owing to the Administrative Agent, the Issuing Bank and the Lenders on account of the Obligations are paid in full in cash (or, with respect to Letters of Credit, are Cash Collateralized) and the Revolving Commitments are terminated. If any amounts shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been so paid in full, such amount shall be held by such Borrower in trust for the Administrative Agent, the Issuing Bank and the Lenders segregated from other funds of such Borrower, and shall, forthwith upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly endorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

Section 10.17. Waiver of Existing Defaults. The Administrative Borrower acknowledges that certain Events of Default occurred under (and as defined in) the Existing Credit Agreement as a result of (i) the failure of the Administrative Borrower to comply with Sections 5.2(a) and 5.3 of the Existing Credit Agreement and (ii) the making of certain misrepresentations under Section 4.1 of the Existing Credit Agreement, in each case with respect to the cancellation of the Articles of Incorporation or Certificate of Authority (as applicable) of the Administrative Borrower, Scripps Howard Broadcasting Company, Scripps Howard Publishing, Inc. and United Feature Syndicate, Inc. (collectively, the “Specified Defaults”). Upon the satisfaction of the conditions set forth in Section 3.1 of this Agreement, the Lenders hereby waive the Specified Defaults and all consequences resulting or arising therefrom under the Existing Credit Agreement. The Borrowers acknowledge and agree that the waiver contained in the foregoing sentence shall not be deemed to be or constitute a waiver of any covenant, term or provision in this Agreement or hinder, restrict or otherwise modify the rights and remedies of the Lenders and/or the Administrative Agent hereunder following the occurrence of any future Default or Event of Default under this Agreement
Section 10.18. Waiver; Delivery of Notice under Existing Credit Agreement. Each Lender party hereto which is also a party to the Existing Credit Agreement hereby waives compliance by the Company with the requirement of three (3) Business Days’ (as defined therein) notice thereunder for the voluntary reduction in Aggregate Revolving Commitments (as defined therein) pursuant to Section 2.7 of the Existing Credit Agreement
Section 10.19. Knoxville Lease; Company Consent. Pursuant to Section 8.01 of that certain Lease dated as of August 30, 2002 between The Industrial Development Board of The City of Knoxville, Tennessee, a Tennessee public nonprofit corporation, as lessor, and the Company, as lessee evidenced by that certain Memorandum of Lease, dated as of and recorded August 30, 2002, as Instrument Number 20020830017946 in the official records of Knox County, Tennessee (the “Knoxville Lease”), in order to encumber the leasehold interest of Knoxville News-Sentinel Company (“Knoxville News”) in the real property encumbered by the Knoxville Lease, Knoxville News must obtain the Company’s consent to the same in writing. By execution of this Agreement, the Company hereby consents to the execution, delivery and recordation of that certain Leasehold Deed of Trust and Absolute Assignment of Leases and Rents and Security Agreement (and Fixture Filing), dated the date hereof, given from Knoxville News to Joseph B. Pitt, Jr., as trustee, for the benefit of the Administrative Agent for the benefit of the Lenders and any other encumbrance on such leasehold interest granted by Knoxville News to the Administrative Agent for the benefit of the Lenders in connection with this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed under seal in the case of each Borrower by their respective authorized officers as of the day and year first above written.

THE E.W. SCRIPPS COMPANY
BRV, LLC
CHANNEL 7 OF DETROIT, INC.
COLLIER COUNTY PUBLISHING, LLC
EVANSVILLE COURIER COMPANY, INC.
INDEPENDENT PUBLISHING, LLC
KNOXVILLE NEWS-SENTINEL COMPANY
MEDIA PROCUREMENT SERVICES, INC.
MEMPHIS PUBLISHING COMPANY
NEW MEXICO STATE TRIBUNE COMPANY
NEWSPAPER ENTERPRISE ASSOCIATION, INC.
SCRIPPS ASIA INC.
SCRIPPS BC DEVELOPMENT COMPANY
SCRIPPS ENTREPRENEURIAL VENTURES, INC.
SCRIPPS HOWARD BROADCASTING COMPANY
SCRIPPS HOWARD PUBLISHING, INC.
SCRIPPS MEDIA ACCESS, INC.
SCRIPPS TEXAS NEWSPAPERS, LLC
SCRIPPS TREASURE COAST PUBLISHING, LLC
TAMPA BAY TELEVISION, INC.

By:	/s/ Timothy E. Stautberg
	Name:	Timothy E. Stautberg
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

SCRIPPS VENTURES II, LLC
By:	The E.W. Scripps Company, as Managing Member

By:	/s/ Timothy E. Stautberg
	Name:	Timothy E. Stautberg
	Title:	Senior Vice President, Chief Financial Officer and Treasurer
[Signatures Continue on Following Pages]

D.I.Y. INSURANCE COMPANY
By:	/s/ Timothy E. Stautberg
	Name:	Timothy E. Stautberg
	Title:	President

SCRIPPS NATIONAL SPELLING BEE, INC.
By:	/s/ Timothy E. Stautberg
	Name:	Timothy E. Stautberg
	Title:	President and Treasurer

SCRIPPS VENTURES, LLC
By:	/s/ Timothy E. Stautberg
	Name:	Timothy E. Stautberg
	Title:	Senior Vice President and Treasurer

UNITED FEATURE SYNDICATE, INC.
By:	/s/ Timothy E. Stautberg
	Name:	Timothy E. Stautberg
	Title:	Vice President and Treasurer
[Signatures Continue on Following Pages]
Signature Page to Amended and Restated Revolving Credit Agreement

SUNTRUST BANK as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender
By:	/s/ J. Haynes Gentry III
	Name:	J. Haynes Gentry III
	Title:	Vice President
Signature Page to Amended and Restated Revolving Credit Agreement

FIFTH THIRD BANK, an Ohio Banking Corporation
By:	/s/ Megan S. Heisel
	Name:	Megan S. Heisel
	Title:	Vice President
Signature Page to Amended and Restated Revolving Credit Agreement

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Susan Bader
	Name:	Susan Bader
	Title:	Vice President
Signature Page to Amended and Restated Revolving Credit Agreement

FIRST TENNESSEE BANK, N.A.
By:	/s/ Tiffany E. Gardner
	Name:	Tiffany E. Gardner
	Title:	Senior Vice President
Signature Page to Amended and Restated Revolving Credit Agreement

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ C. Joseph Richardson
	Name:	C. Joseph Richardson
	Title:	Senior Vice President
Signature Page to Amended and Restated Revolving Credit Agreement

Schedule I
APPLICABLE MARGIN

		Applicable	Applicable
	Average	Margin for	Margin for
Pricing	Excess	Eurodollar	Base Rate
Level	Availability	Loans	Loans
I	Less than $30,000,000	3.25% per annum	2.25% per annum

II	Greater than or equal to $30,000,000 but less than $60,000,000	3.00% per annum	2.00% per annum

III	Greater than or equal to $60,000,000	2.75% per annum	1.75% per annum

Schedule II
REVOLVING COMMITMENT AMOUNTS

Revolving Commitment
Lender	Amount
SunTrust Bank	$45,000,000
Fifth Third Bank	$45,000,000
U.S. Bank National Association	$30,000,000
First Tennessee Bank, N.A.	$18,750,000
PNC Bank, National Association	$11,250,000

$150,000,000